UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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KIMBALL ELECTRONICS, INC.
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Notice of 2021 Annual Meeting and Proxy Statement

Environmental, Social, and Governance

We published our second Environmental, Social, and Governance (“ESG”) Report in December 2020.
The report provides us an opportunity to further showcase the many ways we live up to our Purpose Statement, “Creating Quality for Life.” Our ESG beliefs and practices are near and dear to us. They are also important to all of our stakeholders and to the greater good of humankind. We will strive each year for improvements in our reporting and transparency.
Despite the global interruptions and challenges caused by the COVID-19 pandemic, 2020 brought out the best in our people in various ways, many of which are noted in our annual report. In the Environmental section of the report, we note that the pandemic posed new challenges for us when it came to ensuring employee safety, which is always our number one priority. The Social section of the report proves that the pandemic did not detract us from demonstrating our commitment to the human rights, labor, and societal elements of our social focus. The Governance section of the ESG report provides a thorough overview of our commitment to good corporate governance.
Our Company’s purpose is Creating Quality for Life for our wide range of stakeholders. I hope the ESG report demonstrates how Creating Quality for Life is the perfect purpose statement for us. It is simply what we do, and what we do well. Our Company is a responsible guardian of our economic, environmental, and human resources. The actions we take in our ESG efforts positively affect our business strategies and benefit our people, our customers, and our communities. We have always taken pride in doing the right thing. What our 2020 ESG report clearly shows is that we can still do the right thing—even during the toughest of times.

Don Charron, Chairman of the Board / CEO

The Kimball Electronics 2020 ESG Report can be found on the Company’s website at:
https://www.kimballelectronics.com/esg

CHAIRMAN’S OVERVIEW

Dear Share Owner:
Fiscal year 2021 was a full year of operating in a pandemic world. The impacts were significant and far-ranging, from shutdowns to shortages and everything in between. But throughout, our top priority remained the health and safety of our employees, customers, suppliers, and communities. Despite the challenges, our team did a fantastic job in delivering outstanding results. Here is a recap:

Our Successes
•Records - new highs for net sales, operating income, net income, diluted earnings per share, cash flow from operations, and return on invested capital.
•Customer Loyalty - sales to customers that have been doing business with us for over 10 years increased to 81% of net sales.
•Service and Performance Excellence Recognition - Highest Overall Customer Rating in CIRCUITS ASSEMBLY 2021 Service Excellence Awards.
•Capital Expenditures - invested approximately $39 million to support future growth.
•Return to Share Owners - repurchased $3.0 million of shares, bringing the total since inception of the repurchase program to $80 million of $100 authorization.
Our Fiscal Year 2021 Results
•Net Sales - $1.3 billion, an 8% increase over fiscal year 2020.
•Sales by Market Vertical:
◦Automotive - $552 million - up 21%.
◦Medical - $385 million - down 3%.
◦Industrial - $294 million - up 8%.
◦Public Safety - $48 million - down 14%.
•Operating Income Margin - 5.1%.
•Net Income - $56.8 million.
•Diluted Earnings Per Share - $2.24.
•Return on Invested Capital - 13.1%.
•Available Liquidity - $207 million at June 30, 2021.
Other Key Accomplishments
•Expansion - began production facility expansions in Thailand and Mexico.
•Employee Engagement - record high scores in our employee engagement metrics measuring how we live up to our Mission and Guiding Principles.

For more detailed insights into the past year, I encourage you to read our Annual Report and Form 10-K, as well as follow us on our website at www.kimballelectronics.com.

I would like to extend a personal invitation for you to attend our annual meeting in person at our Kimball Electronics Headquarters, located at 1205 Kimball Blvd. in Jasper, Indiana, beginning at 9 a.m. EST on Tuesday, November 9, 2021. In the event of a significant change in the pandemic status, we have contingency plans in place to hold a virtual meeting. I hope to see you there.

Donald D. Charron Chairman and Chief Executive Officer Kimball Electronics, Inc.

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

KIMBALL ELECTRONICS, INC.
1205 Kimball Blvd.
Jasper, Indiana 47546
(812) 634-4000

To the Share Owners of Kimball Electronics, Inc.:
The annual meeting of the Share Owners (the “2021 Annual Meeting”) of KIMBALL ELECTRONICS, INC., an Indiana corporation (the “Company”), will be held at the principal offices of the Company, 1205 Kimball Blvd., Jasper, Indiana, on Tuesday, November 9, 2021, at 9:00 A.M., Eastern Standard Time (EST), for the following purposes:

1.	To elect three (3) directors of the Company (“Proposal 1”).

2.	To ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2022 (“Proposal 2”).

3.	To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers (“Proposal 3”).

4.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

COVID-19

We intend to hold our 2021 Annual Meeting in person as described herein; however, as part of our precautions regarding COVID-19, we are planning for the possibility that the Company’s 2021 Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the Securities and Exchange Commission along with notice of the changes to the 2021 Annual Meeting. Details on how to participate will be available at https://investors.kimballelectronics.com/.
By Order of the Board of Directors
John H. Kahle, Secretary
September 28, 2021

Annual Share Owners Meeting Information
DATE	November 9, 2021
TIME	9:00 a.m. EST
PLACE	Kimball Electronics, Inc. Headquarters 1205 Kimball Blvd. Jasper, IN 47546
RECORD DATE	September 10, 2021
VOTING ELIGIBILITY	Registered Share Owners as of the Record Date are entitled to submit proxies or vote in person at the Annual Share Owners Meeting.

Meeting Agenda Items

Proposal	Board Recommendation	Rationale
Proposal 1: Elect three Directors for a three-year term: • Donald D. Charron • Colleen C. Repplier • Gregory J. Lampert	Vote FOR each of the candidates.	All are very qualified and capable directors and will serve the interests of our Share Owners well. Mr. Charron has been the Company CEO since the spin-off in 2014. Ms. Repplier and Mr. Lampert bring unique capabilities as former operating executives of public companies.
Proposal 2: Ratify the selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	Vote FOR ratification of the selection.	Deloitte & Touche is a major public accounting firm that is very well qualified to conduct an independent audit of Kimball Electronics and has done so very capably for many years.
Proposal 3: To approve, by a non-binding, advisory vote, the compensation paid to the Company’s Named Executive Officers	Vote FOR the advisory proposal approving the compensation paid to our Named Executive Officers.
The Company’s Named Executive Officers are qualified and capable executives with many years of industry experience and tenure with the Company. Their compensation has been reviewed against relevant market data and was deemed reasonable and competitive by the Compensation Committee. Market competitive compensation is critical to retain talented management for the Company.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING, AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS BY HOLDERS OF COMMON STOCK
Our Board of Directors (the “Board”) is divided into three classes with approximately one-third of the directors up for election each year. We have noted the class of each director and the date of their election in their qualification descriptions below. At the 2021 Annual Meeting of Share Owners, the Share Owners will elect each of three (3) directors to serve a term of three years, or until their respective successors have been duly elected and qualified.
A director elected by the Board to fill a vacancy holds office until the end of the term for which such director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board, at the end of the term specified at the time of such director’s election or selection, and until that director’s successor has been elected and qualified or until the Board accepts his or her earlier resignation, or the director’s disqualification, disability, or removal.
Each nominee will begin service as a director of Kimball Electronics, Inc. (“we,” “us,” “our,” “Kimball Electronics,” or the “Company”) if elected. Each nominee has consented to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board is confident that each such nominee will be able to serve.
The Class I nominees to be elected, serving a three-year term and then up for re-election in 2024, are:
Donald D. Charron
Colleen C. Repplier
Gregory J. Lampert
Below, we further describe the unique individual qualifications and skills of our nominees that led our Board to the conclusion that each should serve as a director and have included information each director has given us about their age, positions held, principal occupation, and business experience for at least the past five years, and the names of other publicly-held companies of which they currently serve (or during the past five years has served) as a director.
The nominees are:

	Donald D. Charron	Chairman of the Board, Chief Executive Officer

Mr. Charron serves as Kimball Electronics’ Chairman of the Board and Chief Executive Officer. Prior to 2014, he served as an Executive Vice President of Kimball International, Inc. (our former parent company), a member of the Board of Directors of Kimball International, and the President of Kimball Electronics Group. Mr. Charron had led the EMS segment of Kimball International since joining Kimball International in 1999. Prior to that, he spent six years with Rockwell International in various leadership roles. Mr. Charron earned a Bachelor of Science degree in electrical engineering from the South Dakota School of Mines and Technology in 1987. Mr. Charron’s extensive contract electronics industry experience, as well as his intimate knowledge of Kimball Electronics provides valuable operational, strategic, and global market insights.
Director since 2014 Class I

Colleen C. Repplier	Director

Director since 2014 Class I	Ms. Repplier is a strong and respected leader in the industrial, energy and commercial building industries, with more than three decades of operational and P&L experience in diversified manufacturing companies. Ms. Repplier began her career in the energy industry, holding roles in engineering and marketing with Westinghouse Electric Company, construction design with Bechtel Corporation, and progressing roles in engineering, process improvement, product management, sales and general management at General Electric. She also held senior leadership positions and was a company officer at Home Depot and HD Supply before joining Tyco in 2007. At Tyco, she served as President of the Tyco Fire Protection business until the company was acquired by Johnson Controls (JCI). She retired from JCI in her role as the Vice President and General Manager of a $4.5 billion global portfolio of HVAC product businesses with 20,000 employees in June 2018. Ms. Repplier received her Bachelor of Science degree in electrical engineering at the University of Pittsburgh. She later received her MBA from the University of Central Florida, where she also taught as an adjunct professor in the school of business. She is a certified Six Sigma Master Black Belt. In 2018, Ms. Repplier joined Stockholm-listed bearing and seal manufacturing company SKF as a director. In August 2019 she joined Triumph Group (NYSE: TGI) as a director. Ms. Repplier’s engineering background and extensive experience in operations, supply chain management, and six-sigma methodologies provide broad insights into operational planning and improvement opportunities.

	Gregory J. Lampert	Director

Mr. Lampert is the Chief Executive Officer and President of Omni Cable Corporation, a distributor of specialty wire and cable, which he joined in February 2017. Prior to his executive position at Omni Cable Corporation, he was Chief Executive Officer of the Americas region of General Cable beginning in January 2013 and held the same position for the North America region beginning in 2008. Prior to that, he held various management positions at General Cable after joining the company in 1998. Prior to joining General Cable, he held engineering and commercial management positions with The Dow Chemical Company and Cintas Corporation. Mr. Lampert is a director of Omni Cable Corporation, as well as Xtek Corporation, a for-profit private company. Mr. Lampert has a Bachelor of Science degree in chemical engineering from the University of Cincinnati and an MBA from the University of Chicago with a concentration in Finance and Strategy. Mr. Lampert’s previous board experience and financial background, as well as experience in managing sales organizations provide broad insights into capital planning and sales operations.

Director since 2014 Class I
The Board of Directors recommends a vote “FOR” the election of each of the Class I director nominees.

Other Directors Not Standing for Re-election in 2021

	Holly A. Van Deursen	Director

Ms. Van Deursen currently serves as an independent director on the boards of two public companies, Albemarle Corporation (NYSE: ALB) and Synthomer, plc (LON: SYNT). She has also served as an independent director on the boards of Capstone Green Energy (formerly Capstone Turbine Corporation) (Nasdaq: CGRN) from 2007 to August 2021; Actuant Corporation, now Enerpac Tool Group Corporation (NYSE: EPAC), from 2008 to 2020; Bemis Company from 2008 to 2019; and Petroleum Geo-Services ASA from 2006 to 2018. Beginning in 1989, she served in various senior executive management roles for BP p.l.c., a $250 billion oil, gas and energy company operating in North America, Asia and Europe, before retiring in 2005 as a member of the top-forty executive management team. Prior to 1989, she served in various engineering, manufacturing and product development roles for Dow Corning Corporation. Ms. Van Deursen received her Bachelor of Science degree in chemical engineering from the University of Kansas and her MBA from the University of Michigan. Ms. Van Deursen’s experience in executive roles and as a public company director provides the Board significant insights into board operations and governance, leadership, and international business.
Director since 2019 Class II - re-election in 2022

	Michele A. M. Holcomb, PhD	Director

Dr. Holcomb currently serves as Executive Vice President, Chief Strategy and Business Development Officer at Cardinal Health, a global, integrated healthcare services and products company, beginning in 2017. From 2012 to 2017, she held positions as Chief Operating Officer of Global R&D and Senior Vice President of Strategy, Portfolio, Search and Partnerships at Teva Pharmaceuticals, a global manufacturer of generic medicines. Prior to that, Dr. Holcomb served as a partner in the Global Pharmaceutical Practice at consulting firm McKinsey & Company. Dr. Holcomb received her Bachelor of Science degree in chemistry from Stanford University and a Doctorate in Chemistry from the University of California at Berkeley. Dr. Holcomb’s experience and background provide the Board with valuable insights in the areas of strategy, product development, and operations.
Director since 2019 Class II - re-election in 2022

	Robert J. Phillippy	Director

Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational, and organizational issues. He retired in 2016 from his position as President, Chief Executive Officer, and a Director of Newport Corporation, a publicly-traded lasers, optics and photonics technology company with 15 manufacturing locations in seven countries. He joined Newport in 1996 and served in various executive management roles prior to his appointment as Chief Executive Officer in 2007. Previously, he served for 12 years in various management roles for Square D Company, a division of Schneider Electric. He currently serves on the boards of directors of ESCO Technologies (NYSE: ESE) and Materion Corporation (NYSE: MTRN). Mr. Phillippy received a Bachelor of Science degree in electrical engineering from the University of Texas at Austin in 1983 and a Master of Science degree in management from Northwestern University in 1993. Mr. Phillippy’s experience as a chief executive officer of a publicly-traded technology and manufacturing company adds significant leadership, strategy, and operational experience to the Board.
Director since 2018 Class III- re-election in 2023

	Gregory A. Thaxton	Director

Mr. Thaxton is the former Executive Vice President and Chief Financial Officer of Nordson Corporation (Nasdaq: NDSN), a $2.1 billion publicly traded industrial technology company focused on precision dispensing, fluid management, and related processes with operations in nearly 40 countries. Mr. Thaxton retired from Nordson on August 28, 2020. He had more than thirty years of experience with Nordson, serving in various domestic and international financial management and leadership roles with Nordson after beginning his career with a Big Four public accounting firm. Mr. Thaxton also serves on the board of the non-profit Lorain County Community College Foundation, serving as Treasurer of the Executive Committee, and is a member of the Finance, Audit, and Compliance Committees. Mr. Thaxton is a Certified Public Accountant (inactive). Mr. Thaxton received his Bachelor of Science degree in accounting from Miami University in 1983 and his MBA in international management from Baldwin Wallace University in 1995. Mr. Thaxton’s experience adds significant financial, accounting, capital structure, and SEC reporting expertise to the Board.
Director since 2017 Class III - re-election in 2023

COMMUNICATING WITH THE BOARD
Share Owners may communicate with a member of the Board by sending comments in care of the Secretary of Kimball Electronics at 1205 Kimball Blvd., Jasper, Indiana 47546. The Secretary has the discretion to forward the correspondence to the director, or if circumstances dictate, to other departments within the Company to which such communication is more appropriately addressed. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

CORPORATE GOVERNANCE AT KIMBALL ELECTRONICS

Director Qualifications
The rapidly changing business conditions and markets in which we operate require a high-performance and committed Board. Individual Board members should possess a broad variety of personal attributes, experience, and skills to give the Board the depth and breadth necessary to effectively oversee management on behalf of our Share Owners. Personal attributes include integrity, commitment to Kimball Electronics’ Vision and Guiding Principles, practical judgment, broad complementary education, and willingness to commit the time and energy necessary to effectively contribute as a Board member. The matrix below illustrates the Board’s collective assessment of the major strengths, skills, and experience determined to be most critical to a well-balanced and effective Board that is best able to understand the strategies and risks related to our operations:
DIRECTOR SKILLS AND EXPERIENCE

Director	Holly Van Deursen	Michele Holcomb	Bob Phillippy	Greg Lampert	Colleen Repplier	Greg Thaxton	Don Charron
Age	62	53	61	54	60	60	57
Independent Director	●	●	●	●	●	●
Committee: AC - Audit, CGC - Compensation & Governance, LID - Lead Independent Director	CGC	AC	AC	CGC Chair	CGC, LID	AC Chair
Strengths, Skills, and Experience
Public Company Experience	●	●	●	●	●	●	●
Active/Recently Retired Public Company CEO			●				●
Active/Recently Retired Public Company Executive		●	●	●	●	●	●
Electronics Industry or Related Experience				●	●	●	●
Medical Industry or Related Experience		●				●	●
Manufacturing Operations Experience	●			●	●	●	●
Cyber Security	●				●	●
International Business Experience	●	●	●	●	●	●	●
Mergers and Acquisition Experience	●	●	●	●	●	●	●
Strategy Development	●	●	●	●	●	●	●
Marketing Expertise		●	●	●	●
Supply Chain and Logistics Experience	●			●	●		●
Business Development/Growth	●	●	●	●	●		●
CFO Experience						●
Public Company Board Experience	●	●	●	●	●	●	●
Capital Structure (Finance/Banking) Expertise	●		●			●
Talent Development Experience	●	●	●	●	●	●	●
PR/Communication Experience	●	●		●		●
Government Relations Experience	●	●	●
Audit/Internal Control Experience			●			●
Public Financial Reporting Experience			●	●	●	●

Director Independence
The Board consists of a majority of “independent directors,” as noted in the table above and as defined by the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors nominated for election are Ms. Repplier and Mr. Lampert. All of our independent directors meet after each Board meeting for regularly scheduled executive sessions and at other times as they deem appropriate.
We are committed to board refreshment. To strike a balance between retaining independent directors with deep knowledge of our business and adding directors with a fresh perspective, the Board seeks to maintain an average tenure of less than 10 years for its independent directors as a group by setting reasonable term limits. The current average tenure for our independent directors as of the end of fiscal year 2021 is 4.2 years.
Governance Philosophy
The Board is committed to good corporate governance. The Compensation and Governance Committee of the Board periodically reviews the Company’s overall governance structure and makes recommendations on governance issues or practices as warranted. As part of that commitment, during fiscal year 2021 the Committee recommended, and the Board adopted, significant enhancements to the Company’s Articles of Incorporation and By-Laws that “opted-out” of the Indiana classified board statute and provided the Share Owners the right to amend the Company’s By-Laws by majority vote.
Hedging Policy
We consider it improper and inappropriate for any director or executive officer to engage in short-term or speculative transactions in Company stock or debt. Such activities may violate applicable laws, but more importantly may put the personal gain of the individual in conflict with the best interests of the Company and its Share Owners, or create the appearance that the individual is either trading based on material non-public information or is focused on short-term performance at the expense of long-term objectives. Therefore, we have adopted a policy prohibiting such transactions by directors and executive officers, including short sales, hedging transactions, publicly traded options, margin accounts, and pledges.
Board Leadership Structure
The Board believes that we best serve our Share Owners if the Board retains flexibility to decide what leadership structure works best for us under our current facts and in our current circumstances. Currently, the Board combines the roles of Chairman of the Board and Chief Executive Officer and, accordingly, maintains a separate position of Lead Independent Director. Our CEO has primary responsibility for our day-to-day leadership and strategic direction, and our Lead Independent Director facilitates oversight of management, promotes communication among management and between management and the Board, presides over meetings of the independent directors, and helps to set and maintain Board culture. We believe that combining the Chairman and CEO roles aligns the Board and management on key strategy and Board operations. In addition, our combined Chairman/CEO has multiple, in-depth perspectives on and knowledge of our markets and operations and can assist the Board in quickly enacting corporate initiatives. Our unified role ensures strong, central leadership, increases efficiency, and provides the Board with superior knowledge and timely information about our strengths and weaknesses and the issues we need to address moving forward.
Board Classification
The Board has concluded that a three-tiered classified board is the appropriate governance structure for the Company and in the best interests of our Share Owners for the following reasons:
•Independence - Outside Board members can be more direct and independent of Company management knowing they have at least a three-year term to serve.
•Stability and Continuity - The Company’s Board can better perform its oversight responsibilities with seasoned Board members who have perspective on the Company’s markets, operations, and long-term strategies that is provided by experience gained over a multi-year tenure. Annual elections risk the potential instability of election of a very inexperienced Board.
•Long-Term Focus - As a public company, the Board’s primary focus is on the long-term best interests of our Share Owners. This includes oversight of the long-term strategic vision of the Company. A three-year term enables effective execution of that vision.

•Share Owner Accountability - Our classified Board has at least two directors who stand for election each year, and the Board feels this promotes Share Owner accountability because the Company’s Board has the primary fiduciary duty and is fully accountable to oversee the Company in the best interests of all Share Owners. In addition, the Board is accountable to long-term Share Owners through its existing governance principles, including highly-qualified, independent directors; board refreshment; tenure and retirement age policies; a strong lead independent director; and a commitment to diversity. In addition, the Board has a robust commitment to direct engagement with our Share Owners, including by conducting regular say on pay measures.
•Share Owner Value - The Board has reviewed and decided that there is well-reasoned academic research both for and against the proposition that the classification or declassification of a board has a correlation to increased Share Owner value. Therefore, the Board has judged this not to be a compelling reason for declassification.
•Statutory Requirement - As an Indiana company, Indiana corporate statutes mandate a classified board structure. While the Company states in its By-Laws that it does not intend for these provisions of Indiana’s corporate statutes to apply to the classes and terms of its Directors, the statutes reflect the judgment of the elected legislators of our state of incorporation as to an appropriate board structure.
The Board’s Strategic Planning Role
The Board works actively with management to formulate and review Kimball Electronics’ long-term corporate strategy. Each quarter, the Board and management confer on the execution of our long-term strategic plans, the status of key initiatives, and the key opportunities and risks facing us. In addition, the Board regularly conducts in-depth, long-term strategic reviews with our senior management team, and dedicates substantial parts of two meetings each year to developing our long-term strategy and to reviewing and approving management’s strategic plan for the Company. During these reviews, the Board and management discuss the overall business landscape, emerging competitive threats in our industries, and short and long-term plans and priorities within our strategy. Through these processes, the Board brings its collective, independent judgment to bear on the most critical long-term strategic issues facing Kimball Electronics.
How the Board Addresses and Oversees Risk
The Board takes an active role, as a whole and at the committee level, in overseeing management of our risks. The Board approaches our risk management process in an intelligent manner based on the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:
•Value Preservation — recognizing and mitigating as much as possible the risk of potential for loss or harm to any element of our business.
•Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
Kimball Electronics has a formalized Enterprise Risk Management (ERM) process. It is based on a four-phase continuous approach consisting of risk program development, risk assessment and prioritization, risk response, and risk validation and monitoring. We evaluate a broad range of operational, strategic, compliance, and reporting risks. Our senior leaders meet quarterly, and we also identify risks through interviews, surveys, and discussions of our leadership teams and others throughout our organization. Our leaders then rank and prioritize these potential risks along the two continuums of “likelihood” and “impact” and our team develops a specific remediation strategy for the significant risks. Individually and collectively, our leaders continually monitor, reassess, and validate risks and mitigation efforts throughout the year, including through regular meetings of our executive team.
We present relevant ERM information to our Committees at each of their quarterly meetings. The Board reviews the same information at each of its meetings and receives further reports from the Audit and Compensation and Governance Committees about specific financial and governance risks and mitigation efforts in areas overseen by those committees. The Board also implements its risk oversight responsibilities by having management provide appropriate briefings and informational sessions on the significant risks that the Company faces. Directly and through its Committees, the Board’s engagement with management includes broad strategic and operational discussions about interrelated risks, and more focused discussions about individual risks. For example, the Compensation and Governance Committee, along with the Board’s independent directors, evaluates risks related to compensation of our executive officers and our incentive and equity compensation plans.
Board Oversight Roles
Our Share Owners elect our Board to oversee management and to serve Share Owners’ long-term interests. As discussed above, our Board and its Committees work closely with management to provide oversight, review, and counsel related to long-term strategy, risks, and opportunities, and feedback we receive from our Share Owners. In particular, the Board oversees our corporate social responsibility efforts, works with management to align our goals with our long-term strategy, oversees risk management, performs annual evaluations of itself and our CEO, oversees human capital management and CEO succession planning, establishes accountability, and oversees internal controls over financial reporting and external audit.

We believe that our leadership structure promotes effective Board oversight of risk management because management provides the Board, directly and through its Committees, the information necessary to appropriately monitor, evaluate, and assess our overall risk management. We have provided additional examples of oversight areas below and further below we describe the Board’s committee structure and each Committee’s areas of focus and oversight.
Sustainability; Environmental, Health and Safety; and Social Responsibility Oversight
The Board as a whole maintains oversight of policies and operational controls of sustainability, environmental, health and safety, and social risks, rather than delegate that oversight to a committee. Management’s leaders for sustainability, environmental, health and safety, and social responsibility report to the Board on these matters, and these matters were discussed at each quarterly Board meeting in the last fiscal year. In addition, the Board has oversight of our Global Human Rights Policy and approves our annual Global Supply Chain Transparency Statement. The Board looks to the expertise of its Audit and Compensation and Governance Committees to provide strategic oversight in their areas of focus.
Cybersecurity/Information Security Oversight
Both the Board and the Audit Committee have oversight of risks related to information security, data protection, and cybersecurity. Cybersecurity protection is vital to maintaining our operations and the trust of our business and supply chain partners and of our Share Owners. We continue to secure our own manufacturing and information technology infrastructure; to train our employees throughout each year about malware, viruses, hacking, phishing, and other information security risks, including how to avoid and mitigate them; and to protect our sensitive data from failures, breaches, or cyber incidents. We maintain appropriate insurance policies to help address information security risks. To assist us in identifying and mitigating information security risks, we also maintain an ISO 27001-certified information security management system.
At each of their respective meetings, the Board and Audit Committee receive, and provide feedback on, reports on data protection and cybersecurity matters. Additionally, two regular Board meetings each year and each Audit Committee meeting include additional, in-depth technology and cybersecurity briefings from senior members of our information technology department, internal audit function, and legal department. The topics covered by these reports and briefings include risk management strategies, data protection, ongoing risk mitigation activities, cybersecurity strategy, governance structure, and the results of security breach simulations.
Our People are the Company: Human Capital Management and Succession Planning Oversight
One of our Board’s principal duties is to manage our human capital strategies and policies, including reviewing management succession planning. Its responsibilities specifically include overseeing and monitoring the Company’s policies on human rights, diversity, equity, and inclusion, compensation and benefits, and retention plans for the development, retention, and replacement of executive officers, including the CEO.
The Board reviews its management succession and retention plans annually. Additionally, the Board oversees the risks and exposures associated with management succession planning. Our Board believes that the directors and executive officers should collaborate on succession planning and that the entire Board should be involved in the critical aspects of the management succession planning process, including establishing selection criteria that reflect our business strategies, identifying and developing internal candidates to ensure the continuity of our culture, and making key management succession decisions.
The Board and the Compensation and Governance Committee discuss management succession in regular meetings and in executive sessions throughout the year as appropriate. Directors can become familiar with potential successors for key management positions through various means, including regular organizational strategy and talent reviews, presentations to the Board, and informal meetings.
The Board and management have made attracting, developing, and retaining the best people globally central to our strategy because our people are crucial to our long-term, global success. We are focused on attracting, developing, and retaining best-in-class teams and continuing to build an inclusive culture.
Our People
Purpose and Guiding Principles
We believe in creating quality for life. We believe our people are the company. We believe lasting relationships create our global success. We believe our people are our competitive edge for our service, quality, and value. Our people are the reason for our success.
Our Guiding Principles provide a foundation for our decisions, processes, and philosophies. With a common understanding that our customer is our business, our people are the company, the environment is our home, and profits are the ultimate measure, we are relentlessly focused on achieving results based on service to our customer, developing our talent, and driving continuous improvement in all we do. Our unique company culture provides the intangible structure for our people to achieve our goals, within the context of their strengths, in order to build our success.

From improving our customer scorecards to enhancing our recycling programs, our employees truly impact our company and communities through their spirit of innovation, mutual trust, integrity, and egoless execution of our strategy. Together, we celebrate our successes and we continuously improve by reflecting on our failures. We set the bar high then provide the support, systems, and tools to enable our team members to exceed expectations of excellence.
We have lasting relationships with our people. They enhance our culture and create our success. Our people are the company.
Our People are the Company
Our worldwide workforce includes approximately 6,400 people worldwide including approximately 1,300 employees in the United States and approximately 5,100 located in foreign countries. Approximately fifty percent of our worldwide workforce is female, including fifty percent of our executive officers. Below is the gender distribution by management level at our company:

Gender Distribution by Management Level
100%
80%
60%
40%
20%
0%
Executive
Director
Manager
Supervisor
Team Lead
Individual Contributor
Total
Female
Male

In addition, approximately 54% of our employees are between ages 31 and 50, but we also have a significant number of employees who are age 51 and older (16%) and age 30 and younger (30%) in both managerial and non-managerial roles. We strive for diverse representation among our executives, management, and individual contributors, and we are committed to actively seeking highly-qualified diverse candidates (including diversity of experience, expertise, gender, race, and ethnicity) for consideration when we make recruitment and hiring decisions. The average tenure within our workforce is 6.6 years, and we work hard to mitigate turnover risk by consistently and formally surveying our workforce about how well we are living up to our People Guiding Principles by asking them to anonymously rate us on a scale from 1 (low) to 10 (high). We currently have a score of 8.15 across our enterprise. We believe this is evidence that we operate our business in a way that honors our Guiding Principle that our people are the company. We have a participation rate in our Guiding Principles survey each year that exceeds 90%. Upon completion of this survey every year, each local management team receives qualitative and quantitative feedback and are responsible for crafting improvement plans based on our people’s inputs.
Compensation and Benefits
The Kimball Electronics Total Rewards philosophy is built on the foundation of our Guiding Principles; specifically, we want employees to share in their company’s success, both financially and through personal growth and fulfillment. We expect and reward excellent performance of our teams around the globe. Our variable compensation structure allows flexibility in response to workforce fluctuations in addition to providing an incentive for our employees to earn above market value dependent on roles, responsibilities, and results.
In our plan, base pay is linked to performance, effort, market, and local demand. The variable incentive portion of our pay is linked to financial results and operational metrics. We believe it is important to have a portion of our variable compensation at risk for our salaried employees. We believe this incentivized nature drives collaboration, cooperation, personal development, and continuous improvement. Our production employees participate in an incentive program that is based on attainment of operational metrics important to each location’s priorities of focus. Increases in compensation are based on continuous improvement and desired behaviors. Things that are traditional factors at some companies such as seniority, automatic annual increases, or job titles do not support the underlying principles of our plan.

To attract talent in order to execute our business goals, we conduct regular market studies in all the locations we operate around the world. The benefits offered our employees in addition to their cash compensation provide a total rewards package that supports the financial health and personal wellness of our workforce. Deciding on appropriate market value of the total rewards package is not always simple and requires adequate data and informed judgment. Each global location’s benefits package is relevant and responsive to the local market. Our compensation philosophy at Kimball Electronics is grounded in our Guiding Principles and we strive to encourage collaboration, accountability, and execution. Our compensation philosophy is that base pay is linked to performance and the variable incentive portion of employees’ pay is linked to financial results and operational metrics. This philosophy is a core element of our Company’s culture.
Growth and Development
We have worked toward building vitality and visibility in our talent pipeline. We work to develop talent to support our continued growth into a multifaceted manufacturing solutions company by optimizing our core EMS business, accelerating growth of our DCMS business and further developing our production, test, and inspection equipment offerings. We continue to emphasize human-centered and purpose-driven philosophies and methodologies to optimize discretionary effort in our workforce so that we execute our business strategies and create impactful careers. We continue to mature as an organization by creating talent, systems, and new organization structures to coordinate priorities and enhance collaboration.
We leverage the talent we bring into our organization through our future-focused, individualized performance management practices. Our people deserve more than a rating, so we empower them to own and drive their personal and professional development within the context of our overall business plan so that real needs, not rules, are met. We use accomplishments, aspirations, and challenges to qualitatively determine development needs. Our leaders are coaches who model our values, align expectations, and adapt to our people’s needs. With a commitment to the role they play in our success, our people make our Company whole.
We deeply care for our people, want to protect what is good about our culture, and are continuously improving the sense of importance and urgency on people development. The transition from subjective and informal performance management toward evidence-based, objective, and business-centric talent management has been the result of structure, calibration, and capability building. We introduced a well-respected, evidence-based behavioral assessment tool known as the Predictive Index as our evidence-based data source about our leaders’ natural behavioral drives. We complemented this evidence with managers’ observations of their people’s aspirations, motivations, cognitive agility, and job performance in order to gain insights to development gaps and impactful action planning. We augment these conversations with recently implemented and deployed performance and succession management modules in Workday, our Human Resources Information System.
Our Leadership Development strategy is to prepare our leaders by utilizing a structured, high-impact, culturally congruent program based on our Leading, the Kimball Way capabilities:
1.Be a catalyst for growth
2.Have an enterprise mindset
3.Show courage
4.Build followership
5.Cultivate talent
The design of our Leading, the Kimball Way journey has been grounded in research about effective behavior change and leadership development. We started the journey by focusing on leading selves before transitioning to leading teams, and the last phase centers on leading at the enterprise. On these leadership development journeys, we continue to build capabilities of advocacy and inquiry in our leaders, especially as it relates to leading others. Our growth and development efforts aim to close the identified gaps in leadership capabilities required to execute our business strategy by designing leadership development leveraging face-to-face education, virtual learning, peer learning, mentoring, and developmental feedback.
We train employees annually and through targeted, supplemental sessions throughout the year on our Code of Conduct, which outlines our human rights, labor regulations, and anti-discrimination practices. We strive to have all our employees worldwide complete discrimination and harassment training on an annual basis, and we audit our compliance with this goal. Our annual core compliance curriculum also includes courses on Foreign Corrupt Practices Act (FCPA), business ethics and essentials, and information security. We do not tolerate discrimination and harassment in our workplaces. As part of monitoring our compliance with our Guiding Principles and Code of Conduct, we continue to prioritize responding to and remedying hotline reports, addressing a variety of issues through guidance, review, and/or investigation.
At Kimball Electronics, we believe that we have an organizational structure, information systems, and development of personal skills that maximize our people’s flexibility to respond to our customers on their own terms. We are realizing the positive effects of the time, energy, and attention our leaders are devoting to our People Strategy.

Diversity, Equity, and Inclusion
At Kimball Electronics, we believe in personal integrity, respect for dignity of the individual, and mutual respect. We believe the most unfair system of all is one that blindly treats all situations the same. Our Diversity, Equity, and Inclusion strategy is to achieve excellence in customer service, employee relations, and business objectives through creativity, responsiveness, and innovation as a result of increased well-being, sense of belonging, and meaningful work for our employees. We are proud of the gender diversity on our Board of Directors: half of our Independent Directors are female. Fifty percent of our executive management team is female. Ten percent of our executive officers are African American and ten percent are Hispanic or Latino.
We continue to execute on our commitment to diversity, equity, and inclusion, and exhibit our commitment to gender, racial, and ethnic diversity by striving toward the corporate goals we outline in our Global Human Rights Policy, including by:
•Increasing female representation globally at the executive and senior management levels;
•Increasing racial and ethnic diversity at the senior management level and above so our leadership will reflect our organization and the communities in which we operate;
•Holding leadership accountable for diversity, equity, and inclusion outcomes.
We know our strength as an employer of choice with a diverse and equitable talent pipeline is in our differences, so we use an evidence-based approach to focus efforts on the attraction, retention, and promotion of the most qualified individuals. Also, we use the Predictive Index tool to encourage building teams with diverse thoughts, tendencies, and expertise to strengthen outcome execution. We aim to assess our vendors, suppliers, and third-party partners in order to facilitate decision making about our own supply chain, prioritizing those suppliers who mirror our own Guiding Principles and inclusion beliefs.
Health and Safety
Our priority has always been the health and safety of our employees, made all the more important in fiscal year 2021 by the worldwide outbreak of COVID-19. As the global pandemic continued, we did not ease our diligence in protecting our employees through safety protocols including mandating mask wearing, physical distancing in workspaces, body temperature monitoring, and enhanced hygiene. Of our worldwide employees, approximately 9% have tested positive since the pandemic began in early 2020. In each case, we worked comprehensively to follow established protocols of communication to our employees, contact tracing, self-quarantining, testing, and sanitization of the affected work areas.
Our Safety Management System, programs, employee involvement, and training make us a safer place to work. Our goal is zero injuries, period. We are in the process of achieving ISO 45001 certification across all our locations. We are organized so that each facility location has safety, environmental, and facility (SEF) personnel from the workforce and leadership who are responsible for implementation of best-in-class safety practices. We rely on our safety managers to ensure regular communication and sharing of best practices through monthly teleconferences and an annual face-to-face meeting that we hold at one of our global facilities. We conduct regular assessments to ensure that all facilities comply with our safety, environmental, and facility company standards and other applicable regulations. These safety standards and management systems focus on our employee health, security, and emergency response and help us integrate a culture of safety and emergency preparedness.
Stakeholder Engagement
Our Board and management team engage on a year-round basis with a range of stakeholders, including not only our Share Owners, but also our workforce, our vendors, our customers, and our communities. Our engagement program includes maintaining formal global councils and task forces within our Company on subject matters including human resources and employee engagement; COVID-19; safety, environmental, and facilities (SEF); enterprise information security and cybersecurity; materials management; supplier quality; quality systems; digital processes; community engagement/outreach; and business planning. Each of our councils and task forces holds regular meetings either monthly or quarterly throughout the year, and additionally as warranted, to collaborate and engage with their own internal and external stakeholders. They each report back to our executive team and our Board. Our global councils provide us a system to consult and engage with our internal and external stakeholders formally and to offer them ongoing opportunities to provide feedback on and to direct and influence our business in support of our sustainable growth.

Share Owner Rights
Kimball Electronics strives to implement good governance practices in shareholder rights and to ensure that we and our Board align with the long-term interests of shareholders. We have enhanced our corporate governance framework over time based on input from our Board, Share Owners, and other governance experts. Important Share Owner rights include:
•Single class of shares with each share entitled to one vote
•No multiple voting rights, enhanced voting rights, voting certificates, or non-voting shares
•Majority voting standard for directors in uncontested elections
•Simple majority vote to amend our By-Laws
•Share Owner approval required to materially modify our equity capital structure
•Confidential voting policy
•Board tenure policy that seeks to maintain an average Board tenure of less than 10 years for the Board’s independent directors
Board and Committee Meetings
During fiscal year 2021, the Board met six times and each director then in office attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which such director served during their tenure. The Board currently has two standing committees: Audit Committee and the Compensation and Governance Committee. We expect our directors to attend all Board and applicable Committee meetings, calls regarding specific initiatives or acquisitions, as well as the Annual Meeting of Share Owners.
AUDIT COMMITTEE

Members	Gregory A. Thaxton (Chairperson), Robert J. Phillippy, and Michele A. M. Holcomb

Meetings in Fiscal 2021	9

Committee Accomplishments in 2021
Reviewed Quarterly Earnings Releases and SEC Filings; Recommended the selection of Deloitte as auditors for fiscal 2021; Approved the fiscal 2021 audit scope and fees; Revised its Committee charter; Approved the fiscal 2021 internal audit plan; Conducted reviews of the Company’s cybersecurity program, significant accounting rule adoptions, GDPR readiness, related party transactions, and enterprise risk management process.

Responsibilities of the Committee	The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually or as circumstances dictate by the Audit Committee. The Audit Committee modifies the written charter, as necessary, to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee charter is available on the Corporate Governance section of our Investor Relations website, https://investors.kimballelectronics.com.

The Board has determined that Mr. Thaxton, Mr. Phillippy, and Ms. Holcomb are each “Audit Committee financial experts” as defined by the rules of the Securities and Exchange Commission (“SEC”). None of the Audit Committee members are salaried employees of the Company and, in the opinion of the Board, all meet the Nasdaq and SEC requirements with respect to independence and financial expertise.

Comments from the Committee	The Committee meets in regularly scheduled quarterly meetings and before each quarterly earnings release. The Committee works effectively with Kimball Electronics’ internal audit function and its independent registered public accounting firm and meets regularly with both of them and with management in executive sessions.

COMPENSATION AND GOVERNANCE COMMITTEE

Members	Gregory J. Lampert (Chairperson), Colleen C. Repplier, and Holly A. Van Deursen

Meetings in Fiscal 2021	8

Committee Accomplishments in 2021
Made significant compensation enhancements including implementation of a personal performance bonus program, performance share award criteria for performance to financial plan, and implementation of an executive severance plan. Made significant governance enhancements including “opting-out” of Indiana’s classified board statutes; revised executive share ownership guidelines; amended corporate governance principles and Committee charter; approved and set executive officers’ and CEO compensation; approved performance share grants and awards, profit sharing incentive bonus plan economic profit targets, and retirement plan company contribution; reviewed and recommended slate of directors for election at 2021 Annual Share Owners Meeting; evaluated Board member independence. Continued working with Aon as independent compensation consultants to provide insight on executive compensation programs.

Responsibilities of the Committee
The Compensation and Governance Committee’s responsibilities include advising the Board in matters of corporate governance, identification of individuals qualified to be board members, board member evaluations, orientation, and succession planning. A copy of the Compensation and Governance Committee’s charter is available on the Corporate Governance section of the Company’s Investor Relations website, https://investors.kimballelectronics.com.

The Compensation and Governance Committee identifies potential nominees for director based on specified objectives in terms of the Board composition, considering the need for broad and complementary experience and expertise. Nominees, whether recommended by the Compensation and Governance Committee or a Share Owner, will be evaluated on the basis of established Board member criteria, including, but not limited to those noted above in the “Director Qualifications” section of this Proxy Statement. The Compensation and Governance Committee considers diversity of gender, race, national origin, education, and professional experience in evaluating potential nominees to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.

The Compensation and Governance Committee also will consider candidates recommended by Share Owners. A Share Owner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1205 Kimball Blvd., Jasper, Indiana 47546, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and addresses and telephone numbers for contacting the Share Owner and the candidate for more information. A Share Owner who wishes to nominate an individual as a director candidate at the Annual Meeting of Share Owners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by the Company’s By-Laws and further explained in this Proxy Statement under “Submission of Nominations and Proposals.”

The Committee’s responsibilities also include making all determinations about the compensation of the Chairman and CEO; reviewing and approving the compensation of all other executive officers in consultation with the CEO; approving awards under stock incentive plans; reviewing and approving the Company’s contribution to its defined contribution retirement plan; and approving targets, certification of target achievement, and authorization of payments under our profit sharing incentive bonus plan. See “Compensation Discussion and Analysis — Compensation Process” for a description of the role of executive officers and compensation consultants in setting compensation for executive officers.

The Committee also regularly reviews corporate governance practices, evaluates their applicability to Company objectives, and strives to continuously improve our governance practices.

Each of the members of the Compensation and Governance Committee is “independent” as such term for compensation committee members is defined in the listing standards of Nasdaq, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code.

Comments from the Committee	The Committee meets regularly in both scheduled quarterly meetings and executive sessions. The Committee continues to evaluate and adjust as appropriate Board, CEO, and Executive Officer compensation programs. The Committee actively reviews and evaluates evolving good corporate governance practices as evidenced by its consideration and recommendation of proposals for governance changes presented to, and approved by, Share Owners in 2020, and other significant changes made in fiscal year 2021 as noted above.

Compensation and Governance Committee Interlocks and Insider Participation
None of the Compensation and Governance Committee members has ever been employed as an officer or employee of Kimball Electronics or any of its subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2021 was involved in a relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves, or during fiscal year 2021 served, on a board of directors or compensation committee of a company that has an executive officer serving on our Board or the Compensation and Governance Committee.
Director Compensation
Fiscal Year 2021 Compensation to Non-Employee Directors
Directors’ compensation is set by the Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of Kimball Electronics’ size and scope; and the structure of the compensation should be simple, transparent, market-competitive, easy to understand, and aligned with Share Owner interests.
Each of our non-employee directors received an annual retainer fee of $75,000 plus a $65,000 equity retainer for service in fiscal year 2021. Additionally, the Lead Independent Director of the Board, the Chairperson of the Audit Committee of the Board, and the Chairperson of the Compensation and Governance Committee of the Board each received an additional $10,000 annual retainer fee.
Directors were able to elect to receive all or a portion of their annual, Lead Independent Director, or Chairperson retainers in Common Stock. The $65,000 of annual equity retainer fees are to be paid in shares of the Company’s Common Stock. The Board-approved Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”) allows non-employee directors to elect to defer all, or a portion of, their stock retainer fees until termination of service from the Board. Shares of Common Stock will be issued either under the Company’s 2014 Stock Option and Incentive Plan or the Non-Employee Directors Stock Compensation Deferral Plan. Directors are also reimbursed for reasonable travel, continuing education, and other expenses incurred in connection with Board and Committee meeting attendance.
The following Non-Employee Director Compensation Table shows the compensation paid to each non-employee director during fiscal year 2021. Donald D. Charron, Chairman and CEO, is a Director of the Company but does not receive compensation for his services as a Director.
Non-Employee Director Compensation in Fiscal Year 2021

	Fees Earned or	Stock	Total
Name	Paid in Cash ($) (1)	Awards ($) (2)	($)
(a)	(b)	(c)	(h)
Michele A. M. Holcomb	$75,000	$65,000	$140,000
Gregory J. Lampert	$85,000	$65,000	$150,000
Robert J. Phillippy	$75,000	$65,000	$140,000
Colleen C. Repplier	$85,000	$65,000	$150,000
Gregory A. Thaxton	$85,000	$65,000	$150,000
Holly A. Van Deursen	$75,000	$65,007	$140,007
(1)Represents fees paid during fiscal year 2021 and includes the following number of shares for which the director elected to receive Common Stock in lieu of cash: Mr. Lampert 5,537, Mr. Phillippy 4,886, and Ms. Repplier 5,537. These shares were valued using the per share price of $15.35, the market value for such shares on November 18, 2020, and each of these directors elected to defer receipt of all these shares under the Deferral Plan.
(2)Represents the value of the equity retainer awards granted during the year of 4,235 shares for each non-employee director using the per share price of $15.35, the market value for such shares on November 18, 2020. Ms. Holcomb, Mr. Lampert, Mr. Phillippy, Ms. Repplier, and Mr. Thaxton each elected to have all their fiscal year 2021 equity retainer awards deferred under the Deferral Plan. Ms. Van Deursen’s fiscal year 2021 equity retainer award was issued to her under the 2014 Plan.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
On an annual basis, each Director and Executive Officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Kimball Electronics having an aggregate value of at least $120,000 in which the Director or Executive Officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to the Company’s compliance officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed and approved by the Compensation and Governance Committee, if in the best interests of our Share Owners to do so. The Audit Committee has established a written policy and procedures for review and approval of related party transactions.
There were no such transactions or conflicts reported during fiscal year 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2021, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission.
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2021 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the audits of the Company’s consolidated financial statements and the overall quality of the Company’s financial reporting.
It is not the duty of the Audit Committee to perform audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and Deloitte. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and Deloitte. Based on the Audit Committee’s discussions with management and Deloitte, and the Audit Committee’s review of the representations of management and Deloitte, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Gregory A. Thaxton (Chairperson)
Robert J. Phillippy
Michele A. M. Holcomb

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”) audited the Company’s financial statements for the fiscal year ended June 30, 2021. The Deloitte Entities have been our independent auditor since our spin-off in 2014. In conjunction with the mandated rotation of Deloitte’s lead engagement partner beginning in fiscal year 2022, the Audit Committee was involved in fiscal year 2021 in the selection of a new lead audit engagement partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm because the Committee believes that it is important for the registered public accounting firm to maintain independence and objectivity. As part of its engagement decision, the Committee determined there are significant benefits to having an independent auditor with an extensive history with the Company, including:
•Higher quality audit work due to the Deloitte Entities’ institutional knowledge of our global business, accounting policies and practices, and our internal control framework; and
•Operational efficiencies and resulting fee savings because of the Deloitte Entities’ history and familiarity with our business.
In addition to the reasons discussed above, the Committee selected Deloitte based on:
• performance on past audits, including the expertise of the engagement team;
• experience, client service, and responsiveness;
• leadership, management structure, and ethical culture; and
• the amount of fees charged in relation to scope of work performed.
Representatives of the Deloitte Entities will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees

	Deloitte Entities
	2021	2020
Audit Fees(a)	$1,200,824	$1,241,780
Audit-Related Fees(b)	7,952	6,218
Tax Fees(c)	99,464	17,522
All Other Fees	—	—
Total	$1,308,240	$1,265,520
(a)Audit fees include fees and out of pocket expenses paid or expected to be paid for the audit of the annual financial statements and for the statutory audits of international subsidiaries.
(b)Audit-related fees consist primarily of fees paid or expected to be paid for a benefit compliance audit.
(c)Tax Fees consist of fees paid or expected to be paid for tax compliance and related tax services.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee has established an approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this approval process and has determined that such services are compatible.
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected the Deloitte Entities to be the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2022.
Ratification is not required by law or our By-Laws. We are submitting the selection of the Deloitte Entities to our Share Owners for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Share Owners.
The Board of Directors recommends a vote “FOR” ratification of the selection of the Deloitte Entities as the Company’s independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our compensation philosophy is grounded in our Guiding Principles and rewards the execution of our business strategies. We believe our customer is our business, our people are the company, the environment is our home, and profits are the ultimate measure. Our executive compensation programs align pay to achievement of our business objectives by rewarding performance, aligning to Share Owner interests, retaining executive talent, and strengthening collaboration.
Our incentive compensation components reflected our business results for fiscal year 2021 which include the following:
•Percentage payout of our performance-based cash incentive among the highest in the last five years, which recognizes achievement of operational excellence in delivering record profits
•Lowest percentage payout of our long-term performance-based stock incentive in the last five years, which reflected our slower growth in fiscal year 2021 compared to the benchmarked group even though we generated record profits
•Market-based adjustments for our executives with consideration of performance, potential, and individual contribution
•Introduced an individual incentive as part of our performance-based cash incentive which correlated a portion of payout to attainment of personal objectives within the fiscal year
The Compensation and Governance Committee (the “Committee”) of our Board, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering the Company’s executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. The report of the Committee follows this Compensation Discussion and Analysis. The Committee also regularly reviews principles of good governance and market pay best practices to monitor the Company’s compensation process to ensure alignment to creating Share Owner value:

We DO:	We DO NOT:
•Tie a large portion of both short and long-term executive compensation to company performance.
•Provide a long-term incentive program for executive officers comprised 100% of performance-based equity.
•Maintain a robust director and executive stock ownership policy that helps align the interests of our shareholders with our directors and executive officers.
•Require executives to retain 100% of all net shares (post-tax) that vest until achieving their stock ownership requirements.
•Review the metrics for our cash and equity awards annually.
•Include a metric in our performance-based equity awards based on performance relative to our industry to reward significant positive outperformance.
•Deliver short and long-term awards based on a clear formula.
•Utilize a third-party compensation consultant to advise on market, peer, and best practices for executive compensation.
•Maintain a strong clawback policy to ensure accountability.
•Require a minimum one-year vesting period for performance shares granted under our stock plan.

•Use a rigid formula for compensation allocation between cash and non-cash, short and long-term, and fixed and variable components.
•Insulate our executives from the effects of poor stock price performance on equity awards or holdings.
•Offer uncapped cash or equity incentive plans.
•Enter into long-term employment agreements with executives.
•Provide “single trigger” change-in-control provisions.
•Offer tax gross-ups on perquisites or severance for executives.
•Guarantee cash or equity bonuses or salary increases.
•Allow any short sales, hedging, and trading in derivatives of our securities.
•Maintain evergreen equity plans.
•Reprice or replace underwater equity awards.
•Issue equity awards at below-market exercise rates.

Kimball Electronics’ executive officers as of the date of this Proxy Statement are: Donald D. Charron, Chairman of the Board and Chief Executive Officer; Jana T. Croom, Vice President, Chief Financial Officer; John H. Kahle, Vice President, General Counsel, Chief Compliance Officer, Secretary; Steven T. Korn, President, Global EMS Operations; Desiree L. Castillejos, Vice President, Corporate Development and M&A and Chief Strategy Officer; Jessica L. DeLorenzo, Vice President, Human Resources; LeRoy (Lee) W. Kemper, Vice President, Diversified Contract Manufacturing Services (DCMS); Sandy A. Smith, Vice President, Information Technology; Kathy R. Thomson, Vice President, Global Business Development and Design Services; and Christopher J. Thyen, Vice President, New Platforms.
This Compensation Discussion and Analysis provides detailed information regarding our compensation programs and decisions for our chief executive officer, chief financial officer, and the three other most highly compensated executive officers, based on their compensation for the fiscal year ended June 30, 2021. These officers are referred to herein as our “named executive officers,” or “NEOs.” Our NEOs for fiscal year 2021 are: Donald D. Charron, Chairman of the Board and Chief Executive Officer; John H. Kahle, Vice President, General Counsel, Chief

Compliance Officer, Secretary; Steven T. Korn, President, Global EMS Operations; Michael K. Sergesketter, Former Vice President, Chief Financial Officer1; and Christopher J. Thyen, Vice President, New Platforms.
This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning executive compensation that appears in the “Executive Compensation” section below. Our goal is to provide our Share Owners and the investing public with a better understanding of our executive compensation practices and the decisions made concerning the compensation payable to our executive officers, including our NEOs.
Information about Our Executive Team
Because Mr. Charron is also a Director, we have included his biographical information above in the section “Election of Directors.”

	Jana T. Croom	Vice President, Chief Financial Officer

Ms. Croom was appointed Vice President, Chief Financial Officer effective July 1, 2021. Ms. Croom joined Kimball Electronics in January 2021 in the role of Vice President, Finance. Prior to joining Kimball Electronics, she held the position of Vice President, Financial Planning and Analysis for NiSource Inc., one of the largest fully regulated utility companies in the United States, since August 2019. From 2012 through 2019, Ms. Croom held positions at NiSource including director roles in operations planning, state finance, and regulatory affairs. Ms. Croom has more than 20 years of experience in various areas of finance, is a graduate of the College of Wooster and earned a Master’s degree in Business Administration from the Fisher College of Business at The Ohio State University.
Executive Officer since 2021

	John H. Kahle	Vice President, General Counsel, Chief Compliance Officer, Secretary

Mr. Kahle is our Vice President, General Counsel, Chief Compliance Officer, and Secretary. His executive leadership responsibilities include Legal, Safety, Environmental and Facilities management functions on behalf of Kimball Electronics. He has served as Chief Compliance Officer since 2016 and as General Counsel since the Company spun off from its former parent, Kimball International, in 2014. He served as Executive Vice President, General Counsel, and Secretary of Kimball International from 2001 through 2014 and as General Counsel prior to that time after joining Kimball in 1987. Prior to joining Kimball, he was a Certified Public Accountant and in private legal practice in Indianapolis, Indiana. Mr. Kahle received a Bachelor’s degree in Accounting from Indiana University and his Juris Doctor from Indiana University School of Law in Bloomington. He is also a Certified Management Accountant.
Executive Officer since 2014

	Steven T. Korn	President, Global Electronics Manufacturing Services (EMS) Operations

Steven T. Korn is our President, Global Electronics Manufacturing Services Operations. Mr. Korn joined Kimball Electronics in December of 2004. He was most recently Vice President, North American Operations and Global Supply Chain from our spin-off in 2014 through 2020. He has over 30 years of EMS experience in Operations Management, Business Development and Engineering Management. Mr. Korn graduated from South Dakota School of Mines and Technology with a degree in Mechanical Engineering.
Executive Officer since 2014
1 Mr. Sergesketter retired from Kimball Electronics on June 30, 2021. Jana Croom, then-Vice President, Finance of the Company, succeeded Mr. Sergesketter as Vice President, Chief Financial Officer on July 1, 2021.

	Desiree L. Castillejos	Vice President, Corporate Development and M&A and Chief Strategy Officer

Ms. Castillejos was appointed Vice President, Corporate Development and M&A, and Chief Strategy Officer in 2018. Prior to joining Kimball Electronics, she held the position of Vice President, Strategy and Corporate Development for Nokia Technology and Alcatel-Lucent since 2015, managing Nokia and IBM’s strategic alliance. She has over fifteen years of experience in corporate development, strategy, and business development in the technology industry in a global capacity. Ms. Castillejos received an MBA from the Wharton School of the University of Pennsylvania, and a Master of Science and Bachelor of Science in Computer Engineering from the Université de Technologie de Compiègne in France.

Executive Officer since 2018

	Jessica L. DeLorenzo	Vice President, Human Resources

Ms. DeLorenzo was appointed Vice President, Human Resources in 2018. She provides Kimball Electronics with HR strategies to support people development, business growth, and continuous improvement aligned with our Guiding Principles and worldwide regulatory requirements. She is responsible for providing leadership to our global operations and HR Managers in the development and implementation of effective ‘Employer of Choice’ philosophies and execution of our talent management framework. Ms. DeLorenzo joined Kimball Electronics in 2015 in the position of Director, Organizational Development. Before joining Kimball Electronics, she held the position of Director, Student Services at Vincennes University from 2011 through 2015. Ms. DeLorenzo graduated from Rice University with a degree in Psychology and from Louisiana State University in Shreveport with a Master of Science in Human Services Administration.
Executive Officer since 2018

	LeRoy (Lee) W. Kemper	Vice President, Diversified Contract Manufacturing Services (DCMS)

Mr. Kemper serves as Kimball’s Vice President, DCMS. He joined Kimball Electronics in 2018 as the General Manager for the Company’s Kimball Electronics Indianapolis facility. He guides and directs all facets of our DCMS operations to increase revenue through new business development, project management, continuous business process improvement, and people development. Prior to joining Kimball Electronics, he was the President of iScribeMD in Toledo, Ohio from 2017 through 2018 and Vice President of Operations for Fresh Products, LLC from 2012 through 2016. He has over 20 years of manufacturing, operations, and supply chain experience. He has a Bachelor’s degree in business administration from the University of Saint Francis (Indiana) and an MBA from the University of Toledo.
Executive Officer since 2020

	Sandy A. Smith	Vice President, Information Technology

Ms. Smith has served as our Vice President, Information Technology since 2014. She has global responsibility for our information technology and computing systems. She leads global IT strategy and efforts in leveraging Industry 4.0 applications and analytics to drive operational performance improvements as part of Industry 4.0 and the digital transformation of manufacturing. Ms. Smith joined our former parent Kimball International, Inc. in 1987, starting in customer service, moving into information technology support, and eventually ascending to Vice President, Information Technology in 2000. Ms. Smith graduated from Indiana State University with a Bachelor of Science degree.
Executive Officer since 2014

	Kathy R. Thomson	Vice President, Global Business Development and Design Services

Ms. Thomson was appointed Vice President, Global Business Development and Design Services in 2018. Previously, Ms. Thomson held the position of Vice President of Business Development for Creation Technologies since 2012. She has more than 15 years of Electronics Manufacturing Services experience and has held positions of increasing responsibilities with Creation Technologies and Plexus Corp. Ms. Thomson earned both her Bachelor of Arts in business administration and her MBA from Lakeland University.
Executive Officer since 2018

	Christopher J. Thyen	Vice President, New Platforms

Mr. Thyen was appointed our Vice President, New Platforms, in 2018. Prior to this role, he served as our Vice President, Global Business Development and Design Services since 2008. He has had a long and successful career with Kimball Electronics and Kimball International, our the former parent, holding positions of increasing responsibilities in operations and business development. Mr. Thyen holds a Bachelor of Science degree in mechanical engineering technology from Purdue University.
Executive Officer since 2014

Advisory Vote on Executive Compensation
At our 2020 Annual Meeting, non-binding, advisory Share Owner voting was held to approve the compensation paid to our NEOs, commonly referred to as a say on pay vote. A substantial majority of votes cast voted in favor of the executive compensation program described in the Company’s 2020 proxy statement. As a result, the Committee and the Board determined that no changes needed to be made to our executive compensation policies and procedures as a result of the 2020 vote, and the Committee and the Board continued to apply the same general principles in determining the amounts and types of executive compensation. Additionally, at our 2018 Annual Meeting, a majority of our Share Owners voted in favor of the non-binding, advisory vote on our executive compensation being held every year. Considering the preference of our Share Owners, the Board determined that this frequency was appropriate and was consistent with our approach to executive compensation. Accordingly, we are holding a non-binding, advisory vote on executive compensation at our 2021 Annual Meeting and will continue to do so in subsequent years.
Compensation Philosophy
Kimball Electronics applies a consistent philosophy to compensation for all employees, including management. We link annual base salary to performance, contribution, leadership, market, and local demand. The variable incentive portion of pay is linked to financial results and operational metrics. We believe it is important to have a portion of our variable compensation at risk for our salaried employees, especially our executive officers. This incentivized nature drives collaboration, cooperation, personal development, and continuous improvement to create long-term Share Owner value by:
1.Rewarding Performance.  All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. All other elements of compensation focus on motivating the executive to grow sales, achieve superior financial results, and attain personal goals that are aligned to key stakeholders within the business.
2.Aligning with Share Owners’ Interest.  Our objective is to align the interests of the executives with our Share Owners by strongly linking compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Share Owner value.
3.Retaining Executive Talent.  Our objective is to retain our executives by using key elements of compensation that provide better opportunity for financial rewards when compared to other similar professional opportunities.
4.Strengthening Collaboration. Our objective is to strengthen collaboration by allocating a portion of employees’ compensation as a variable incentive based on results achieved together as a team.

Components of Compensation
Our compensation program is comprised of the following primary components: (i) annual cash compensation, which includes base salary and performance-based cash incentive compensation, and (ii) long-term performance-based stock incentive compensation, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual base salary	To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance, and leadership qualities.	Rewards performance. Retains executive talent.
Performance-based cash incentive compensation	Variable component used to incentivize, motivate, and link compensation with the Company’s financial success.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent. Strengthens collaboration.
Long-term performance-based stock incentive compensation	To motivate officers and key managers to focus on long-term financial performance of the Company.	Rewards performance. Aligns interests with Share Owners’ interests. Retains executive talent.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent. Strengthens collaboration.

Total Direct Compensation
The following chart illustrates the allocation of fiscal year 2021 realized compensation for each NEO among each of the major compensation components.

Fiscal Year 2021
Total Direct Compensation Components
100%
80%
60%
40%
20%
0%
55%
19%
26%
24%
28%
48%
36%
25%
39%
32%
25%
43%
31%
25%
44%
Donald D. Charron
John H. Kahle
Steven T. Korn
Michael K. Sergesketter
Christopher J. Thyen
Non-Performance-Based Compensation
Performance-Based Cash
Performance-Based Stock

The amounts in the above graph represent actual compensation realized in fiscal year 2021 as follows:
•Performance-Based Stock is the actual value of long-term performance shares earned during fiscal year 2021, based on the number of shares earned as calculated under the profit sharing incentive bonus plan and achievement of sales growth goals multiplied by the average of the high and low price of the Company’s Common Stock of $23.36 on August 24, 2021.
•Performance-Based Cash is the actual amount of cash incentive compensation earned during fiscal year 2021, pursuant to the Company’s profit sharing incentive bonus plan.
•Non-Performance-Based Compensation consists of base salary received in fiscal year 2021 and all other components of compensation that are valued the same as reported in the Summary Compensation Table.
In making executive compensation decisions, the Committee does not have a fixed compensation allocation methodology but utilizes competitive benchmarks to determine market level allocations of fixed, variable, and stock compensation for each executive and NEO role, while also considering individual performance.

Compensation Decisions
The annual compensation of our NEOs is based on the process described below in the “Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the “Components of Compensation” section. The Committee does not utilize any specific target or formula for the NEOs’ total compensation.
The Committee took the following actions during fiscal year 2021 and early fiscal year 2022 in regard to NEO compensation.

Date	Action Taken
July 2020
• Awarded long-term performance share opportunities for fiscal year 2021.

• Certified fiscal year 2020 economic profit results and sales growth attainment, resulting in approval of issuance of long-term performance shares and incentive bonus plan payments.

May 2021	• Reviewed and approved compensation of NEOs.
July 2021
• Approved the award of long-term performance share opportunities for fiscal year 2022.

• Certified fiscal year 2021 economic profit results resulting in approval of issuance of long-term performance shares and incentive bonus plan payments.

Annual Cash Compensation
1. Base Salary.  Base salaries for our NEOs are based on the scope of their responsibilities, their performance, the period over which they have performed those responsibilities, and other subjective factors as noted below in the “Compensation Process” section of this Compensation Discussion and Analysis. Decisions regarding salary increases or decreases take into account the executive’s effort, performance, local demand, current salary, and market benchmarks. Base salaries of the Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) are reviewed as appropriate by the Committee, and the Committee makes adjustments as it deems necessary. Base salaries of our other executive officers are reviewed by the CEO on an annual basis. Adjustments to the base salaries of our other executive officers are initiated by the CEO and approved by the Committee. Annualized base salaries in effect as of the date of this Proxy Statement and the percentage change from annualized base salaries in effect as of the date of last year’s proxy statement, for each of our NEOs were as follows:

Named Executive Officer	Annualized Base Salary	% Increase
Donald D. Charron	$724,000	2.0%
Michael K. Sergesketter*	$—	—%
John H. Kahle	$397,800	—%
Steven T. Korn	$421,000	12.3%
Christopher J. Thyen	$326,000	5.2%
*Mr. Sergesketter retired effective June 30, 2021 and is not employed by the Company as of the date of this Proxy Statement. Ms. Croom was appointed Chief Financial Officer of the Company effective July 1, 2021 and her current base salary is $368,000.
2. Cash Incentive Compensation.  Executive officers and full-time salaried employees are eligible to participate in the Profit Sharing Incentive Bonus Plan which provides participants with an opportunity to receive a cash payment if certain profitability levels (tiers) for the fiscal year are achieved. The profit sharing incentive bonus plan measures economic profit at two levels within the Company: (1) worldwide for Company-wide performance (“Worldwide”); and (2) at a business unit level for the performance of designated operations within the Company (“Business Unit”).
The goal of the Profit Sharing Incentive Bonus Plan is to link compensation with the long-term financial success of the Company and Share Owner return. A key aspect of the Plan to accomplish this goal includes the fact that substantially all full-time salaried employees participate in the same profit sharing incentive bonus plan which puts all management employees in the same position to encourage growth of economic profit. Substantially all full-time employees have some portion of their compensation “at-risk,” and the variable incentive portion of pay is linked to financial results. The total of base salary and variable incentive compensation approximates a market value for a role. The variable incentive represents a significant part of a Plan participant’s total compensation, thus putting more compensation at-risk and giving them greater incentive to improve economic profit and increase their total compensation.

The Profit Sharing Incentive Bonus Plan establishes potential cash incentive amounts as a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. The Plan also establishes different payout percentage ranges across several participant categories, setting higher payout percentage ranges for participants who, by virtue of their responsibilities, are expected to have a greater effect on the Company’s profitability. The following matrix summarizes the cash incentive payout percentages at each economic profit tier for the various participant categories:

Economic Profit	Participant Categories
Tiers	1	2	3	4	5	6	7	8
1	100%	80%	60%	50%	40%	30%	20%	10%
2	80%	60%	45%	35%	30%	22%	15%	7%
3	60%	40%	30%	25%	20%	15%	10%	5%
4	40%	20%	15%	12%	10%	7%	5%	3%
5	20%	10%	8%	6%	5%	4%	3%	2%
6	0%	0%	0%	0%	0%	0%	0%	0%
For a particular fiscal year, the Committee sets each tier to a specific amount of economic profit. Economic profit is equal to the amount of net income less the cost of capital. The cost of capital represents the economic cost of a reasonable return on capital that is used in the business. New capital expenditures are excluded in computing the cost of capital for an appropriate period of time (currently 12 months) to encourage needed capital investments. Separate economic profit tiers are set for the Worldwide and Business Unit plans. The economic profit tiers are set by the Committee after considering many factors, including comparisons to economic performance of numerous public companies. Net income must be earned before bonus is earned. The economic profit tiers are established so that performance attained between the tier 4 and tier 3 levels approximates the median economic profitability performance of these public companies. Also, this payout approximates market value for an employee’s role. According to the Company’s compensation philosophy, the Company is comfortable paying below market when results are low, and over market when results exceed expected standards. Economic profit performance above tier 3 should result in a participant exceeding market value, and economic profit performance below tier 4 should result in total compensation being below market value. Achievement of a 100% cash incentive payout for executive officers is very difficult because the profit sharing incentive bonus plan is designed to pay maximum cash incentives only if the Company achieves economic profitability near the top quartile of these public companies. The Committee approves the economic profit tiers within 90 days after the commencement of each fiscal year, usually in late July or early August. The Committee may, within such 90-day time period, make adjustments for non-operating income and loss and other profit-computation elements as it deems appropriate to provide suitable incentives for eligible employees. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.
Our NEOs may earn cash incentives from zero to 100% of base salary, except for the CEO, whose cash incentives can range from zero to 110% of base salary. The Committee has set the target cash incentive for our NEOs at approximately 40% (tier 4 level) which is a cash incentive payout reflecting our desired level of compensation at risk. During fiscal year 2021, all NEOs participated at the Worldwide level. For the past three years, cash incentive payouts for our NEOs averaged 46%, except for the CEO, whose cash incentive payouts averaged 53%.
At the end of each fiscal year, but before cash incentives under the profit sharing incentive bonus plan may be paid, the Committee certifies the actual economic profit that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the profit sharing incentive bonus plan. There were no decreases in fiscal year 2021.
Cash incentives earned under the profit sharing incentive bonus plan for a particular fiscal year are accrued annually and paid in multiple installments over the succeeding fiscal year, unless local country requirements dictate otherwise. In the United States, 50% of the accrued bonus is payable in August and 12.5% is payable in each of the following months of September, January, April, and June. This schedule varies in the Company’s global locations based on local pay practices and regulations. Cash incentives totaling less than $2,000 are paid in a lump sum in August. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement or benefit plan, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, disability, or certain other circumstances described in a participant’s employment agreement or benefit plan, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro rata share for the current fiscal year, all to be paid in full within 2½ months after the end of the Company’s fiscal year.
Based on the fiscal year 2021 economic profit results, our NEOs will each receive a payout of 67%, except for the CEO, who will receive 77%, of their fiscal year 2021 base salary under the profit sharing incentive bonus plan.

Stock Compensation
The Company’s 2014 Stock Option and Incentive Plan (the “2014 Plan”) permits a variety of stock incentive benefits consisting of restricted stock, restricted share units, unrestricted share grants, incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, and performance units. Under the 2014 Plan, no option or stock appreciation rights may be repriced, replaced, regranted through cancellation, repurchased for cash or other consideration, or modified without shareholder approval (except in connection with a change in our capitalization) if the effect would be to reduce the exercise price for the shares underlying the award. The Committee granted performance shares during fiscal year 2021. The Committee’s view is that performance shares represent one of the more effective forms of stock incentive compensation available under the 2014 Plan by tying compensation directly to the economic profitability of the Company. NEOs have no voting or dividend rights with respect to the performance shares until earned. We use the term “award” to mean the maximum number of shares that we have provided an employee the opportunity to earn if we attain our goals in a future performance period. We use the term “grant” to mean the number of shares out of each award that an employee actually earned on our attainment of our goals in a prior performance period.
Performance Shares
For fiscal year 2021, performance shares consisted of a long-term award with one-third (1/3) of the award vesting (if at all) in annual installments over the succeeding three-year period. The performance share awards set forth the maximum number of shares of our stock which the participant was eligible to receive if the applicable profitability levels and sales growth goals for the fiscal year were achieved. The maximum number of shares awarded to each of our NEOs was determined by the Committee based on the relative level of responsibilities of the NEOs and within an overall projected total cost of the awards based on anticipated financial performance for the upcoming fiscal year, as well as the other subjective factors noted below in the “Compensation Process” section of this Compensation Discussion and Analysis.
For fiscal year 2021, the Committee determined the number of shares of each annual installment the NEO would be eligible to earn by a combination of the three (3) year average Worldwide Category 1 bonus percentage computed under the Company’s Profit Sharing Incentive Bonus Plan (“Bonus Plan”) for the applicable fiscal years ended June 30 (“Bonus Percent”) and the Company’s growth based on a comparison of its three (3) year Compounded Annual Growth Rate (“CAGR”) to the Electronics Manufacturing Services (“EMS”) Industry’s three year CAGR. The Committee applies the following formula:
a.Profitability Attainment - computing a percentage based on a ratio, the numerator of which is the average of the Bonus Percent for the Company’s last three (3) fiscal years, divided by a denominator of 40% (“Profitability Grant Percentage”). The Profitability Grant Percentage may not exceed 100%. The Grant Percentage is then multiplied by sixty percent (60%) of the total annual installment.
b.Growth Attainment - computing a percentage based upon a ratio, the numerator of which is the three (3) year CAGR of the Company’s fiscal year net sales revenue, divided by a denominator of the three (3) year CAGR of the EMS industry total calendar year sales revenue as reported by the Manufacturing Market Insider EMS industry trade publication (“Growth Grant Percentage”). The Growth Grant Percentage may not exceed 100%. The Growth Grant Percentage is then multiplied by forty percent (40%).
Applying the formula above based on the fiscal year 2021 results, approximately 96% of awarded shares were earned, and we granted our NEOs the following shares for the fiscal year 2021 performance under the 2014 Plan:

Named Executive Officer	FY 2021 LTPS Grant (Shares Issued) (1)
Donald D. Charron	69,137
John H. Kahle	9,731
Steven T. Korn	15,740
Michael K. Sergesketter	12,028
Christopher J. Thyen	11,275
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
The “Stock Awards” column of the Summary Compensation Table includes the targeted value of performance shares granted during fiscal year 2021, estimated based on an assumed payout at a target (Tier 4) level of our profit sharing incentive bonus plan, achievement of the sales growth attainment component, and using the share price as of the date awarded, which was $13.67 as reported by Nasdaq on August 24, 2020.

The table below compares the targeted value with the actual value of performance shares earned during fiscal year 2021 as set forth above, based on the number of shares earned as calculated under the profit sharing incentive bonus plan and the average of the high and low price of the Company’s Common Stock as reported by Nasdaq for the August 24, 2021 vesting date, which was $23.36.
We are providing this information to give additional context to the fiscal year 2021 compensation of our NEOs by showing the impact that our actual fiscal year 2021 financial performance and change in share price had on the value of realized compensation.

	Performance Shares
Named Executive Officer	Targeted Value for August 2020 Awards	Realized (Earned and Vested Value of Grants)	Realized (Granted) Value as a Percentage of Targeted (Award) Value
Donald D. Charron	$983,351	$1,614,695	164.2%
John H. Kahle	$138,409	$227,268	164.2%
Steven T. Korn	$223,874	$367,608	164.2%
Michael K. Sergesketter	$171,080	$280,914	164.2%
Christopher J. Thyen	$160,376	$263,328	164.2%
Beginning with the fiscal year 2022 through fiscal year 2024 performance period under the 2014 Plan, awards cliff vest at the third anniversary of the award date. The change to a three-year cliff vesting period reinforces the focus of our NEOs on our long-term success, and the resulting value it delivers to our Share Owners, by further aligning their personal financial success with that long-term success.
To avoid a gap in the vesting of equity awards due to the transition from grants that vested annually in three equal installments to ones that vest after three years, in August 2021 we awarded our NEOs a bridge award for the fiscal year 2022 and fiscal year 2022-2023 vesting periods. The first tranche of the bridge award for the fiscal year 2022 performance period cliff vests at the first anniversary of the grant. The second tranche of the bridge award for the fiscal year 2022-2023 performance period cliff vests at the second anniversary of the grant. The third tranche of the award for the fiscal year 2022-2024 performance period, and future performance share awards, cliff vest at the third anniversary of the grant. The maximum number of performance shares awarded to each of our NEOs in August 2021 that may be granted under the 2014 Plan based on the award’s respective performance periods was as follows:

	Maximum # of Shares Awarded for Performance Period:
Named Executive Officer	FY 2022	FY 2022 - FY 2023	FY 2022 - FY 2024
Donald D. Charron	75,820	39,998	59,998
John H. Kahle	7,409	—	—
Steven T. Korn	18,678	11,149	16,724
Michael K. Sergesketter	—	—	—
Christopher J. Thyen	11,455	5,570	8,355
Jana Croom, who was appointed Chief Financial Officer effective July 1, 2021, was awarded 3,929, 7,859, and 11,789 shares in August 2021 for the fiscal year 2022, fiscal year 2022-2023, and fiscal year 2022-2024 performance periods, respectively.

Other Compensation and Employee Benefits
Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract employees and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Committee. The Committee considers Company profitability among other factors when determining the contribution. The total Company contribution is allocated based on the total eligible compensation of eligible participants. Each eligible participant’s Company contribution percentage is identical, including our NEOs. The Company’s contribution percentage for fiscal year 2021 was approximately 3% of eligible compensation, up to the annual compensation limit under Section 401(a) of the Internal Revenue Code. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs are fully vested in the Retirement Plan as they have been participants for greater than five years.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%
The Retirement Plan is fully funded, and participants may choose to invest their balances among any combination of the following investment options shown in the table below. The annual return of each fund for the fiscal year ended June 30, 2021 is included in the table below.

Fund Name	Asset Class	AATR (1 year) 7/1/20 - 6/30/21
JPMorgan Lg Cap Gr R6	Domestic Stock - Large Growth	41.70%
Small-Cap Index Fund Inst	Domestic Stock - Small Cap	56.51%
Kimball Electronics	Company Stock	60.34%
International Growth Adm	International Stock	51.23%
Inst Index Fund Inst	Domestic Stock - Small Cap	40.77%
Retirement Savings Trust III	Short Term Reserves	1.83%
Cash Res Fed MM Adm	Short Term Reserves	0.04%
Inst Target Ret 2015 Fund	Balanced Funds (Stocks and Bonds)	13.61%
Inst Target Ret 2020 Fund	Balanced Funds (Stocks and Bonds)	18.96%
Inst Target Ret 2025 Fund	Balanced Funds (Stocks and Bonds)	22.81%
Inst Target Ret 2030 Fund	Balanced Funds (Stocks and Bonds)	26.11%
Inst Target Ret 2035 Fund	Balanced Funds (Stocks and Bonds)	29.34%
Inst Target Ret 2040 Fund	Balanced Funds (Stocks and Bonds)	32.73%
Inst Target Ret 2045 Fund	Balanced Funds (Stocks and Bonds)	36.10%
Inst Target Ret 2050 Fund	Balanced Funds (Stocks and Bonds)	36.49%
Inst Target Ret 2055 Fund	Balanced Funds (Stocks and Bonds)	36.50%
Inst Target Ret 2060 Fund	Balanced Funds (Stocks and Bonds)	36.54%
Inst Target Ret 2065 Fund	Balanced Funds (Stocks and Bonds)	36.49%
Inflation-Protect Sec Adm	Bonds	6.47%
Inst Target Ret Inc Fund	Balanced Funds (Stocks and Bonds)	12.04%
Real Estate Index Admiral	Real Estate	34.37%
Windsor II Fund Adm	Domestic Stock	51.31%
Delaware Small Cap Core I	Domestic Stock - Small Cap	54.18%
Met West Total Rt Bd Inst	Bonds	1.28%
Total Bond Mkt Index Inst	Bonds	-0.41%
Total Intl Stock Ix Admiral	International Stock	36.51%
AATR: Average annual total returns

For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, other executive officers, and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act, there is a fully-funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which we contribute to the account of each participant an amount equal to the reduction in their Company contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. In addition, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan and are made within 2½ months after the end of the fiscal year. The Company’s contribution percentage for fiscal year 2021 was approximately 3% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code. Investment options are the same as those under the Retirement Plan except for the exclusion of the Retirement Savings Trust III and the Company Stock Fund. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation Table in the “Executive Compensation — Nonqualified Deferred Compensation” section in this Proxy Statement.
Other Compensation
During fiscal year 2021, as part of their then-existing employment agreements, the Company provided our NEOs with other benefits, which the Committee believes were reasonable, competitive, and consistent with the Company’s overall compensation program directives. They were designed to promote the executives’ physical and mental well-being in order to help them function more effectively in their respective positions.
These benefits and the rationale for providing each are as follows:

Benefit	Rationale
Financial Counseling	Aid personal financial planning through expert advice to properly manage financial affairs.
Tax Preparation	Assist in accurate preparation of personal income tax filings.
Executive Preventive Healthcare Program	Maintain health of executive and primary personal support person to permit peak performance.
Medical Reimbursement	Promote seeking of proper medical care by reducing potential financial barriers.
No loans of Company funds have ever been made to any executive officer for any purpose. The exact amounts received from these benefits are not predetermined.
As discussed below in the section “Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control,” at the end of fiscal year 2021, we terminated the employment agreements for our executive officers, including each of our NEOs, effective June 30, 2021. By terminating these agreements, we also ceased providing the “Other Compensation” benefits above.
As of July 1, 2021, our executives are eligible for the same benefits available to our other full-time employees. In the U.S., our benefits include our 401(k) plan, health care plans, life insurance plans, and other welfare benefit programs. As discussed above, in addition to the standard benefits offered to all U.S. employees, we maintain a nonqualified Supplemental Employee Retirement Plan (“SERP”) for our NEOs, other executive officers, and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act. This deferred compensation plan is unfunded, and participation is voluntary.
Employment and Severance Agreements
As described in the “Executive Compensation — Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control” section of this Proxy Statement, during the last fiscal year, we had employment agreements with our executive officers, including each of our NEOs, that remained effective through June 30, 2021. After the last fiscal year ended, we terminated those employment agreements. Effective July 1, 2021, we superseded them with the Kimball Electronics, Inc. Executive Severance and Change in Control Plan.

Compensation Process
The Committee sets the Chairman and CEO’s compensation and approves the compensation of the other executive officers in consultation with the Chairman and CEO who directly supervises those executive officers throughout the year. The Committee gives significant consideration to the recommendation of the Chairman and CEO, but the final compensation decisions affecting our executive officers are within the Committee’s discretion. No other roles are taken by the executive officers in setting their compensation, except for discussion of their individual performance with the Chairman and CEO and Vice President, Human Resources. During fiscal year 2021, we implemented a new process to set individual performance goals for each executive with the accomplishment of those goals tied to the payout of a portion of the amounts earned under the Company’s profit sharing incentive bonus plan. In addition, executives are given feedback related to their leadership and results execution through the annual talent review and performance management process, which results in a personal development plan reviewed and approved by the Chairman and CEO and Vice President, Human Resources.
Judgment is used in making compensation decisions. Flexibility is critical in the assessment process to allow for adjustments due to new business conditions and to adjust for the evolving business environment. There is no predetermined formula for allocating compensation between cash and non-cash, current and long-term, or fixed and variable elements.
Key considerations affecting the determination of executive compensation include:

1.Responsibilities — the scope and breadth of the duties and level of responsibility undertaken.
2.Leadership — demonstrated ability to lead an organization.
3.Performance — with an emphasis on consistent, sustained performance.
4.Potential — demonstrated capacity and aspiration to grow into more responsible leadership positions.
5.Execution of Strategy — record of getting things done according to plans.
6.Personal Development — demonstrated willingness to learn and grow professional and leadership skills.
7.Promotion of Company Culture and Values — demonstrated commitment to modeling of Company Mission and Guiding Principles and ethical behavior.
8.Company Results — demonstrated teamwork and support of Company goals and performance.
9.Benchmarking — comparison of executive compensation to industry or other relevant compensation benchmarks.
10.Retention — compensation at sufficient levels to retain talented executives.
During fiscal year 2021, the Committee utilized guidance from a third-party compensation consulting firm, Aon Consulting, in setting executive compensation. Aon Consulting was engaged directly by the Committee to advise on levels and components of executive compensation and peer incentive pay practices, and to confirm our peer group composition. The Committee also utilizes full market compensation studies provided by Aon Consulting. The data from Aon Consulting included information on base pay, stock awards, and other forms of compensation awarded at comparable benchmarked companies. The Committee used this data and the recommendations from Aon Consulting and management when making compensation decisions during fiscal year 2021 to ensure that the types and amounts of executive compensation were reasonable and competitive.
Use of Peer Companies
For compensation planning purposes, the Committee, with input from management and Aon Consulting, has constructed a peer group in order to compare the compensation of our executive officers with that paid by other companies that we believe compete with us for executive talent. Companies were chosen for the peer group using filtering criteria such as:
•Company size and performance (revenue, market capitalization, performance criteria);
•Companies identified as specific competitors for executive talent;
•Geographic footprint;
•Industries served;
•Organizational structure; and
•Companies identified by others as our competitors.
The Committee conducts reviews of the peer group and selection criteria annually to ensure that both are appropriate.

Peer Group Used in Compensation Planning During Fiscal Year 2021

	Company	Stock Symbol
1	Bel Fuse, Inc.	BEL
2	Benchmark Electronics, Inc.	BHE
3	CTS Corp.	CTS
4	IPG Photonics Corp.	IPGP
5	Keytronic Corp.	KTCC
6	Knowles Corp.	KN
7	Littelfuse, Inc.	LFUS
8	Methode Electronics, Inc.	MEI
9	Novanta, Inc.	NOVT
10	OSI Systems, Inc.	OSIS
11	Plexus Corp.	PLXS
12	TTM Technologies, Inc.	TTMI
13	Trimble, Inc.	TRMB
Tax and Accounting Considerations
Section 162(m)
The Committee takes into account the tax and accounting treatment of executive compensation arrangements when structuring our executive compensation program.  One of those considerations is Section 162(m) of the Internal Revenue Code, which sets a limit of $1 million on the amount the Company can deduct for compensation paid to our “covered employees.”  Historically, compensation meeting the requirements of “qualified performance-based compensation” under Section 162(m) did not count toward the $1 million limit.  However, the Tax Cuts and Jobs Act (“Tax Reform”), which was enacted on December 22, 2017, made a number of changes to Section 162(m), generally effective for taxable (fiscal) years beginning after December 31, 2017, including the repeal of the “qualified performance-based compensation” exemption, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect).  Tax Reform also expanded the definition of “covered employees” by including both the chief financial officer and certain former named executive officers as “covered employees.”
Our general philosophy has been to attempt to qualify compensation for tax deductibility under Section 162(m) of the Internal Revenue Code, wherever we deem appropriate, recognizing that, under certain circumstances, the limitations may be exceeded.  Historically, treatment as “qualified performance-based compensation” has been sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.  However, there can be no guarantee that any compensation paid to our “covered employees” in excess of $1 million will be or remain exempt from Section 162(m).  In any event, the Committee retains full discretion to construct compensation packages that will best attract, retain, and reward successful executive officers.  Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain additional taxes, penalties, and interest. The Company intends for, but does not currently require, its nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A.
Recovery of Compensation from Executive Misconduct
The Company has adopted a “Claw Back” policy providing that if the Company determines that an executive officer has engaged in fraudulent or intentional misconduct resulting in a restatement of the Company’s financial results, the executive would be obligated and the Company would take all possible actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

REPORT OF THE COMPENSATION AND GOVERNANCE COMMITTEE
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal year 2021. This report is provided by the following independent directors who comprise the Committee: Gregory J. Lampert (Chairperson), Colleen C. Repplier, and Holly A. Van Deursen.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation and Governance Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.
The Compensation and Governance Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:
•the profit sharing incentive bonus plan’s focus on the long-term financial success of the Company, as well as the payout over the subsequent fiscal year, discourages short-term risk taking;
•the profit sharing incentive bonus plan profitability tiers are appropriately set to calibrate variable incentive payouts at the targeted cash incentive level to the median levels of peer group performance and bonus payouts calibrated to superior results;
•performance share awards are appropriately linked to sales growth and profitability; and
•equity ownership guidelines discourage excessive risk taking.
Furthermore, as described under “Compensation Discussion and Analysis — Compensation Process,” compensation decisions include judgment by the Committee, which mitigates the influence of purely objective calculations on excessive risk taking. The Compensation and Governance Committee reviews the Company’s compensation policies and practices on an annual basis to consider how effectively the policies and practices are providing incentives at an appropriate level of risk to executive employees.

EXECUTIVE COMPENSATION
The Company believes in an incentive compensation system that applies to all employees, including management, based on the fundamental philosophies of rewarding performance, aligning with Share Owners’ interests by directly linking compensation to financial performance, and talent retention and strengthening collaboration. For management, the system includes three components: a base salary, performance-based cash compensation, and performance-based stock incentive compensation. The incentive components are pegged to attainment of economic profit, which includes a cost of capital component, and the stock compensation incentive also includes a sales growth component, both as compared to specific goals.

Summary Compensation Table
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to our chairman of the Board and chief executive officer, chief financial officer, and the three other most highly compensated executive officers, for or during the years ended June 30, 2021, 2020, and 2019. These officers are referred to herein as our “named executive officers,” or “NEOs.”
The Summary Compensation Table appearing below contains values calculated and disclosed according to SEC reporting requirements. The “Stock Awards” column reflects awards with a grant date during each fiscal year.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($) (1)	($) (2)	($) (3)	($)
Donald D. Charron	2021	$709,752	$983,351	$546,509	$39,850	$2,279,462
Chairman of the Board and Chief Executive Officer	2020	$709,752	$766,814	$283,901	$30,639	$1,791,106
	2019	$695,770	$1,317,125	$292,223	$33,143	$2,338,261
John H. Kahle	2021	$397,800	$138,409	$266,526	$55,969	$858,704
Vice President, General Counsel, Chief Compliance Officer, Secretary	2020	$397,800	$128,503	$119,340	$39,689	$685,332
	2019	$397,800	$335,757	$167,076	$45,268	$945,901
Steven T. Korn	2021	$373,007	$223,874	$249,915	$25,878	$872,674
President, Global EMS Operations	2020	$323,179	$155,038	$96,954	$19,080	$594,251
	2019	$316,813	$264,279	$133,061	$26,274	$740,427
Michael K. Sergesketter	2021	$331,560	$171,080	$222,145	$46,621	$771,406
Former Vice President, Chief Financial Officer	2020	$322,265	$153,901	$96,679	$24,905	$597,750
	2019	$314,683	$259,327	$132,167	$41,277	$747,454
Christopher J. Thyen	2021	$309,538	$160,376	$207,390	$56,579	$733,883
Vice President, New Platforms	2020	$302,272	$145,008	$90,681	$28,694	$566,655
	2019	$296,317	$247,638	$124,453	$32,624	$701,032
(1)    Stock awards consist of performance shares:
•The compensation reported in the above table represents targeted performance share compensation for each of our NEOs, which does not reflect compensation received or earned by the NEOs in the respective years. The amounts included above represent the value at the award date based on the probable outcome of the performance conditions, which is estimated based on the combination of the bonus percentage attainment component calculated under the Company’s profit sharing incentive bonus plan, adjusted to a three-year average bonus percentage, and a growth attainment component, which is the Company’s growth in sales revenue based on comparison of its three-year compounded annual growth rate (“CAGR”) with the Electronics Manufacturing Services Industry’s three-year CAGR. or 100% of the maximum award opportunity for Long-Term Performance Shares (“LTPS”).
•The performance shares awarded that will be reported for fiscal year 2022 as valued on the August 24, 2021 award date based on the probable outcome of the performance conditions for Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen were $1,774,946, $173,445, $437,252, $0, and $268,162, respectively.
•The assumptions used to calculate the grant date fair values are set forth in Note 10 - Stock Compensation Plans to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
(2)    Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year. The amounts are paid in five installments over the succeeding fiscal year, pursuant to the profit sharing incentive bonus plan, with 50% payable in August and 12.5% payable in each of the following months of September, January, April, and June.
(3)    Includes benefits received by the NEOs from executive financial services programs, supplemental medical reimbursement, the value of the services and related benefits provided pursuant to the Executive Preventive Healthcare Program, Company contributions earned for the Retirement Plans and SERP plans, and de minimus Christmas bonus paid by the Company. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2021 and paid in fiscal year 2022 for Messrs. Charron, Kahle, Korn, Sergesketter, and Thyen were $37,688, $19,930, $18,688, $16,611, and $15,508, respectively.
See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

Grants of Plan-Based Awards in Fiscal Year 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
Donald D. Charron
Profit Sharing Incentive Bonus Plan		$—	$354,876	$780,727
LTPS(4)	08/24/20				—	71,935	71,935	$983,351
John H. Kahle
Profit Sharing Incentive Bonus Plan		$—	$159,120	$397,800
LTPS(4)	08/24/20				—	10,125	10,125	$138,409
Steven T. Korn
Profit Sharing Incentive Bonus Plan		$—	$149,203	$373,007
LTPS(4)	08/24/20				—	16,377	16,377	$223,874
Michael K. Sergesketter
Profit Sharing Incentive Bonus Plan		$—	$132,624	$331,560
LTPS(4)	08/24/20				—	12,515	12,515	$171,080
Christopher J. Thyen
Profit Sharing Incentive Bonus Plan		$—	$123,815	$309,538
LTPS(4)	08/24/20				—	11,732	11,732	$160,376
(1)    Represents potential cash incentive payments under the profit sharing incentive bonus plan with respect to fiscal year 2021 performance. The awards do not contain minimum thresholds. The target amount is determined based on a payout at the Tier 4 level (40% - 50%) of base salary. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the profit sharing incentive bonus plan for fiscal year 2021 performance. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the profit sharing incentive bonus plan.
(2)    Represents LTPS awards issued pursuant to the 2014 Stock Option and Incentive Plan. The awards do not contain minimum thresholds. The target amount is determined based on a combination of a payout at the Tier 4 level and sales growth attainment, adjusted to a three- year average, which is 100% of the maximum award opportunity. See “Compensation Discussion and Analysis — Components of Compensation — Compensation Decisions — Stock Compensation — Performance Shares” for additional information regarding the terms of performance share awards.
(3)    Amounts represent the grant date fair value of the target number of performance shares granted calculated using the closing price of the Company’s Common Stock of $13.67 as reported by Nasdaq on the grant date of August 24, 2020.
(4)    LTPS awards represent the tranches of performance shares awarded during fiscal years 2019, 2020, and 2021 which could be earned for the fiscal year 2021 performance period. Based on fiscal year 2021 performance, each of the NEO’s earned 96% of the shares awarded for fiscal year 2021.

Outstanding Equity Awards at Fiscal Year End 2021

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)
Donald D. Charron	162,954	$3,542,620
John H. Kahle	21,551	$468,519
Steven T. Korn	38,396	$834,729
Michael K. Sergesketter (3)	—	$—
Christopher J. Thyen	25,153	$546,826
(1) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Award Date
Name	LTPS 8/24/2020	LTPS 8/19/2019	LTPS 8/20/2018
Donald D. Charron
Shares (#)	105,592	41,248	16,114
Vesting Date(s)	(a)	(b)	8/24/2021
John H. Kahle
Shares (#)	12,046	6,787	2,718
Vesting Date(s)	(a)	(b)	8/24/2021
Steven T. Korn
Shares (#)	26,745	8,378	3,273
Vesting Date(s)	(a)	(b)	8/24/2021
Michael K. Sergesketter
Shares (#)	—	—	—
Christopher J. Thyen
Shares (#)	14,256	7,836	3,061
Vesting Date(s)	(a)	(b)	8/24/2021
(a)Three remaining annual vesting dates beginning 8/24/2021.
(b)Two remaining annual vesting dates beginning 8/24/2021.
LTPS awards represent the number of shares available for issuance pursuant to performance share awards assuming the targeted performance. At the targeted performance level, 100% of the shares eligible to be received under the LTPS award would be issued. The initial award date shown is the award date of the initial annual tranche of the award. The LTPS awards are three-year awards. The remaining tranches for each LTPS award listed above will have award dates occurring annually at the beginning of each performance period at approximately the same date each year.
(2) Calculated using the $21.74 closing price of KE Common Stock as reported by Nasdaq on June 30, 2021.
(3) Michael K. Sergesketter retired from the Company on June 30, 2021, and as approved by the Compensation and Governance Committee, all his awarded but unvested shares became fully vested on June 30, 2021.
Option Exercises and Stock Vested in Fiscal Year 2021

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
Donald D. Charron	53,288	$722,852
John H. Kahle	8,930	$121,135
Steven T. Korn	10,774	$146,149
Michael K. Sergesketter	10,695	$145,078
Christopher J. Thyen	10,077	$136,695
(1)Shares acquired upon vesting during fiscal year 2021 include tranches of prior years LTPS awarded on August 19, 2019 and issued on August 24, 2020. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Mr. Charron 15,336 shares; Mr. Kahle 2,570 shares; Mr. Korn 3,101 shares; Mr. Sergesketter 3,078 shares; and Mr. Thyen 2,901 shares.
(2)The value realized is calculated by multiplying the average of the high and low price of our Common Stock as reported by Nasdaq on the August 24, 2020 vesting date of $13.57 by the number of shares that vested.

Nonqualified Deferred Compensation in Fiscal Year 2021

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Donald D. Charron	$—	$21,515	$4,261	$—	$3,624,257
John H. Kahle	$25,867	$8,402	$741,020	$—	$2,817,293
Steven T. Korn	$23,507	$5,142	$219,282	$—	$1,067,889
Michael K. Sergesketter	$42,844	$5,089	$175,919	$—	$1,002,764
Christopher J. Thyen	$1,976	$4,258	$591,944	$—	$2,190,766
(1)These amounts are included in the fiscal year 2021 amounts in the “Salary” column of the Summary Compensation Table.
(2)Represents Company contributions paid in September 2020, which are included in the fiscal year 2020 amounts in the “All Other Compensation” column of the Summary Compensation Table.
(3)Earnings do not represent above-market or preferential rates and are not included in the Summary Compensation Table for fiscal year 2021 or prior years.
(4)The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2021. The balance includes executive contributions in fiscal year 2021 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2021 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table. As of June 30, 2021, all of our NEO’s are fully vested in the SERP plan.
Activity disclosed in the table above relates solely to the Company’s SERP which is its only nonqualified deferred compensation arrangement for executive officers. See the “Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” section of the Compensation Discussion and Analysis for further information about the material terms of the SERP.
Employment Agreements with NEOs and Potential Payments Upon Termination or Change-In-Control
As disclosed below in the section entitled “Executive Severance Plan,” we had employment agreements (the “Previous Agreements”) with our executive officers, including each of our NEOs that remained effective through June 30, 2021. Effective June 30, 2021, we terminated the Previous Agreements. The Previous Agreements are superseded by the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Plan”), which became effective July 1, 2021. However, the Previous Agreements with our executive officers, including each of our NEOs, were effective through June 30, 2021. Each of the Previous Agreements with our executive officers was in the same form. Pursuant to the Previous Agreements, if the executive’s employment would have been terminated by the Company without Cause (as defined below) or by the executive for Good Reason (as defined below), the Company would have provided compensation and benefits to the executive as follows:
(i)base salary through the date of termination of employment;
(ii)(a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits; or
(b) if the executive’s termination occurs during the one-year period preceding a Change in Control or the two-year period following a Change in Control, severance pay equal to two times the amount determined in (ii)(a) above;
(iii)reimbursement for up to $25,000 of the costs of outplacement services during the first twelve months following the termination date;
(iv)Service-Based Incentive Plan Rights. As of the Termination Date,
(a) Executive’s Options and related Stock Appreciation Rights awarded under the 2014 Stock Option and Incentive Plan will become fully vested and exercisable; and
(b) The restricted period will end for executive’s Restricted Shares awarded under the Equity Plan; as soon as practicable within sixty (60) days following the termination date, the Company will make a single payment to executive, equal to the aggregate value of all benefits under the plans identified in this subsection (iv), in the form of cash, shares, or a combination of cash and shares, as determined by the compensation committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of executive’s rights and benefits under all of executive’s award agreements and the applicable plans.

(v)Performance-Based Incentive Plan Rights.
(a) After the termination date, executive will continue to have the same rights to the Performance Shares or Performance Units awarded under the 2014 Stock Option and Incentive Plan to the same extent as immediately before the termination date. Executive will become vested in and receive payment of benefits under the plan in the same amounts and at the same times as if executive had continued in active employment through the end of the applicable performance periods and vesting dates.
(b) After the termination date, the Company will pay the executive any unpaid bonus amounts under the profit sharing incentive bonus plan, or any subsequent replacement plan, due for the fiscal year immediately preceding the termination date and a prorated amount of the bonus for bonus period in which the termination date occurs. The prorated bonus payment will be in an amount equal to the product of (i) the bonus otherwise payable for the bonus period and (ii) a fraction, the numerator of which is the number of days from the first day of the bonus period to the last day of employment, and the denominator of which is the number of days in the bonus period. Executive will receive payments under the plan at the same times as if the executive had continued in active employment through the end of the applicable performance periods.
(vi)payment of all SERP benefit amounts, which will become fully vested.
“Cause” under the Previous Agreements meant a determination, by at least three-quarters of the members of the Board, that one or more of the following had occurred:
• the executive’s willful and continued failure to perform substantially the duties of executive’s position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;
• the executive’s conviction of a felony or of another crime that reflects adversely on the Company;
• the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or
• the executive’s material breach of his obligations under the previous Agreement.
“Good reason” meant one or more of the following had occurred:
•a material adverse change in the nature or scope of the executive’s responsibilities;
•a reduction in the executive’s salary rate or target cash incentive amount;
•a reduction of 5% or more in the aggregate benefits provided to the executive and his dependents under the Company’s employee benefit plans;
•a significant diminution in the executive’s position, authority, duties, or responsibilities;
•a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or
•failure by the Company to obtain an assumption agreement regarding the executive’s Previous Agreement from any successor of the Company.
In the event of termination of employment for a reason other than by the Company for Cause or by the executive for Good Reason, the executive would have received their base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, profit sharing incentive bonus, SERP, and equity and incentive plans.
“Change in Control” generally meant the consummation of any of the following:
•the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;
•the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;
•the acquisition of ownership during any 12-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or
•the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
Any occurrence that did not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations would not have constituted a “Change in Control.”

Upon a Change in Control of the Company, the Company would have paid to the executives an amount in cash, shares, or a combination thereof at the Company’s discretion equal to the value at the effective date of the Change in Control of all options, stock appreciation rights, restricted stock, performance shares, performance units, and profit sharing incentive bonus plan payments, all of which will become fully vested. In addition, the executive will become fully vested in the SERP and will receive all benefit amounts under that plan. Further, upon a Change in Control, as an incentive for the executive to remain available to assist with transition matters, the Company will offer the executive a retention bonus equal to 40% of the executive’s annual salary, payable in two equal installments, the first after three months following the Change in Control and the second after an additional three months, in each case as long as the executive remains an employee during such time (or if the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason).2
The Previous Agreements also provided that in the event the executive incurs any gross income inclusion, interest or additional tax pursuant to Section 409A of the Internal Revenue Code on any payments from the Company, then the Company will make a supplemental payment to the executive in an amount sufficient to pay the resulting tax liability as well as the tax liability on the supplemental payment. In addition, under the Previous Agreements, if any of the Company’s payments to the executive were subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 4999 of the Internal Revenue Code, the executive would have been entitled to reimbursement for the amount of the excise tax (plus interest and penalties). The Committee may have, however, decided to reduce or eliminate that reimbursement or to reduce the executive’s compensation to the extent necessary to avoid Section 4999 taxation, if the aggregate compensation payable because of a Change in Control would have exceeded 5% of the net proceeds of the transaction.
In addition, the Previous Agreements imposed non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period not less than 6 months, for an executive employed for fewer than 12 months) following termination of employment for any reason.
The table below reflects the amount of compensation that would have been payable to each of the NEOs under the Previous Agreements in the event of termination of such NEO’s employment or, in certain circumstances described above, upon the consummation of a Change in Control. The amounts shown assume that such termination would have been effective as of June 30, 2021, and thus includes amounts earned through such time and are estimates of the amounts that would have been paid to the NEOs upon their termination. However, if a Change in Control occurs within one year following July 1, 2021, any provisions contained in the Previous Agreements that are more beneficial to the NEO than the terms of the Executive Severance Plan shall control. The actual amounts to be paid (including, for the current fiscal year, for more beneficial provisions of the Previous Agreements, if any) under the Executive Severance Plan effective July 1, 2021 that now governs our NEOs’ severance benefits can only be determined at the time of such NEO’s separation from the Company and could therefore be more or less than the amounts set forth below.

2 As discussed below in the section “Executive Severance Plan,” the plan in effect as of July 1, 2021 contains a “double trigger” change in control provision, which means that vesting of awards to a covered executive will accelerate in connection with the change in control only if the executive has a qualifying termination of employment during the specified period following the change in control.

Name	Change in Control	Without Cause or with Good Reason	Death or Disability	Other Termination(4)
Donald D. Charron
Lump Sum(1)	$3,244,923	$1,181,747	$—	$—
Accelerated Benefits(2)	$4,089,129	$4,089,129	$2,049,548	$—
Retention Bonus(3)	$289,600	$—	$—	$—
TOTAL	$7,623,652	$5,270,876	$2,049,548	$—
John H. Kahle
Lump Sum(1)	$1,518,223	$665,650	$—	$—
Accelerated Benefits(2)	$735,045	$735,045	$478,119	$478,119
Retention Bonus(3)	$159,120	$—	$—	$—
TOTAL	$2,412,388	$1,400,695	$478,119	$478,119
Steven T. Korn
Lump Sum(1)	$1,654,094	$672,936	$—	$—
Accelerated Benefits(2)	$1,084,644	$1,084,644	$592,101	$—
Retention Bonus(3)	$168,400	$—	$—	$—
TOTAL	$2,907,138	$1,757,580	$592,101	$—
Michael K. Sergesketter (5)
Lump Sum	$—	$—	$—	$544,940
Accelerated Benefits	$—	$—	$—	$584,263
Retention Bonus	$—	$—	$—	$—
TOTAL	$—	$—	$—	$1,129,203
Christopher J. Thyen
Lump Sum(1)	$1,317,162	$550,377	$—	$—
Accelerated Benefits(2)	$754,216	$754,216	$452,501	$—
Retention Bonus(3)	$130,400	$—	$—	$—
TOTAL	$2,201,778	$1,304,593	$452,501	$—
(1)Payment is calculated based on executive’s annual base salary as of June 30, 2021 plus cash incentive compensation at the target level. The amounts include severance, benefits allowance, outplacement reimbursement, and, for a termination upon a Change in Control, the amount estimated to be payable to the NEO for reimbursement of the federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). This excise tax is payable if the value of certain payments that are contingent upon a Change in Control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex and is subject to various questions of interpretation. The amount of reimbursement included for excise tax reflects the Company’s best estimate at this time. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and accordingly no amounts are included for reimbursement of this tax.
(2)Represents the value of unvested LTPS awards, the vesting of which would accelerate as a result of the specified event of termination. LTPS awards are valued by multiplying $21.74, the closing price of the Company’s Common Stock as reported by Nasdaq on June 30, 2021, by the number of unvested shares that would vest upon the specified event of termination. The amount also includes the accrued but unpaid cash incentive compensation due under the profit sharing incentive bonus plan for fiscal year 2021. These amounts will be paid in a lump sum upon the specified event of termination.
(3)Amount payable in two installments: 50% — 3 months after a Change in Control; and 50% — 6 months after a Change in Control.
(4)Includes termination by the Company for Cause and voluntary resignation by the NEO, including retirement prior to attaining the minimum retirement age of 62 in the U.S. In the event of a termination of Mr. Kahle by the Company for cause, he would receive no accelerated benefits. If Mr. Kahle leaves the Company voluntarily, his departure would be considered a retirement and he would receive the indicated accelerated benefits.
(5)Michael K. Sergesketter retired from the Company on June 30, 2021. The Compensation and Governance Committee approved a transition benefits package, which included a lump sum payment made in fiscal year 2022, and accelerated vesting of his 26,875 awarded but unvested shares at June 30, 2021. The share price at June 30, 2021 was $21.74.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan. Also excluded from the table above are amounts for payments of fully vested SERP contributions and balances which can be found in the table in the “Executive Compensation — Nonqualified Deferred Compensation” section in this Proxy Statement. As of June 30, 2021, all of our NEOs were fully vested in the SERP plan.

Executive Severance Plan
As disclosed in our Form 8-K filing on July 6, 2021, effective June 30, 2021, we terminated the Previous Agreements with our executives, including our NEOs. On July 1, 2021, the Previous Agreements were superseded by the Kimball Electronics, Inc. Executive Severance and Change in Control Plan (the “Plan”), which we disclosed in our Form 8-K filing on July 6, 2021.
We believe that it is appropriate to provide severance pay to an executive officer when we involuntarily terminate the executive’s employment without “cause,” and, in some cases, when the executive voluntarily terminates their employment for “good reason” (each as defined in the Plan), to provide income replacement that will allow the executive to focus on our long-term strategic priorities throughout their employment. We believe the level of severance provided by the Plan is consistent with the practices of our compensation peer group and is necessary to attract and retain our key executives.
Each of our executive officers, including our NEOs, are participants in the Plan effective July 1, 2021, which provides for severance upon a Qualifying Termination that consists of salary continuation, health coverage, a cash bonus payout, outstanding equity vesting, and outplacement benefits. The amount of the benefits varies by the executive’s position and whether the severance is a result of a termination due to a change in control as that event is defined by the Plan. Benefits under the Plan are subject to the NEO’s timely execution and non-revocation of a waiver and release of claims. Plan participants are required to comply with certain restrictive covenants and intellectual property assignment provisions, including obligations to uphold confidentiality, refrain from unfair and unlawful competition, and to abstain from soliciting our employees, customers, and clients for twelve months following a Qualifying Termination. Executives are also generally bound by any similar agreement they previously executed. The Plan does not provide for any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. If a change in control occurs within one year following the effective date of July 1, 2021, any provisions contained in the Previous Agreements that are more beneficial to the executive officer than the terms of the Plan shall control.
The Plan is an unfunded employee welfare plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is not a qualified plan under the Internal Revenue Code. As an unfunded plan, all benefits are paid out of the general assets of the Company and no participant will have any greater claim to any asset than other general creditors. We have not set aside or held any funds in trust to secure the benefits offered to participants under the Plan.
CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. This pay ratio is a reasonable estimate calculated based on the SEC rules and our payroll and employment records using the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.
As of June 30, 2021, we employed approximately 6,400 employees worldwide that meet the definition of employee under Item 402(u), other than our CEO.
We determined our median employee by reviewing the annualized base salaries as of June 30, 2021 of our considered population, which excludes our CEO, plus their target incentive compensation for the fiscal year ended June 30, 2021. For employees located outside the U.S., their compensation was converted to U.S. dollars using the spot exchange rate as of June 30, 2021. The median employee was determined to be a production support employee located outside the U.S. The total compensation of the median employee for fiscal year 2021, which was determined using the same methodology as used to determine our CEO total compensation in the Summary Compensation table, was $14,755. The average foreign exchange rate for fiscal year 2021 was used to convert the median employee’s actual fiscal year 2021 compensation into U.S. dollars.
The total compensation of our CEO was $2,279,462 for fiscal year 2021, as set forth in the Summary Compensation Table. The ratio of our CEO’s total compensation to our median employee’s total compensation for fiscal year 2021 was 154:1.
The CEO Pay Ratio was based on the fiscal year 2021 total compensation of our median employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEO in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 6,400 employees included in our analysis, approximately 80% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We regularly conduct competitive market pay analysis in all of our countries we operate in to ensure we are competitive with local market practices.

EQUITY COMPENSATION PLANS INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2021.

Name	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Share Owners (1)	438,221	—	2,894,349
Not approved by Share Owners (2)	128,698	—	865,794
Total	566,919	—	3,760,143
(1)Consists of 434,899 performance share awards and 3,322 restricted share units (“RSUs”) under the Kimball Electronics, Inc. 2014 Stock Option and Incentive Plan. The number of performance shares assumes the maximum number of shares which the participant is eligible to receive if applicable profitability levels are achieved.
(2)Consists of phantom stock units granted to non-employee directors under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan (the “Deferral Plan”), which are participating securities and are payable in common stock upon a director’s retirement or termination from the Board or death. The Deferral Plan is a nonqualified plan approved by the Board of Directors on October 20, 2016, which allows non-employee directors to defer all, or a portion of, their retainer fees in stock until retirement or termination from the Board or death. The Deferral Plan allows for issuance of up to 1.0 million shares of the Company’s common stock.
(3)There is no exercise price for performance share awards, RSUs, or phantom stock units.

PROPOSAL TO APPROVE, IN A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are asking the owners of our Common Stock to approve the compensation paid to our NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement. This proposal, commonly known as a say on pay proposal, gives our Share Owners the opportunity to express their views on our executive compensation.
The goals of our compensation programs are to create long-term Share Owner value by rewarding executive performance, to retain our executives by using key elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities, and to align the interests of our executives with our Share Owners by linking compensation to financial performance. We compensate our executive officers using a combination of salary, performance-based cash incentive compensation, and performance share awards. Our compensation programs are designed to align our executives’ contributions to ultimately achieve our goal of maximizing Share Owner value. We believe that our executive compensation programs accomplish this goal.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation and Governance Committee for fiscal year 2021 in more detail.
We are asking our Share Owners to indicate their support for our NEOs’ compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we recommend that our Share Owners vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that Share Owners of the Company’s Common Stock approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Share Owners, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
As an advisory vote, this proposal will not be binding upon us or our Board of Directors or Compensation and Governance Committee. However, we expect that the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our NEOs.
The Board of Directors recommends that Share Owners vote “FOR” the advisory proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR 2022
Share Owners who wish to submit proposals to be included in our Proxy Statement that we will issue in connection with the 2022 Annual Meeting by Share Owners must ensure that we receive such proposals at our principal executive offices, 1205 Kimball Blvd., Jasper, Indiana 47546 addressed to Kimball Electronics’ Secretary, no later than May 31, 2022. Such proposals, however, must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A Share Owner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2022 Annual Meeting of Share Owners (but not include the nomination or proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at its principal executive office no earlier than July 22, 2022, and no later than August 11, 2022. The written notice must also meet additional requirements as stated in our By-Laws, a copy of which is available upon written request directed to our Secretary.

MEETING AND VOTING INFORMATION
Proxy Statement
This Proxy Statement and the accompanying proxy are being provided to Share Owners of Kimball Electronics on or about September 28, 2021, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Share Owners to be held November 9, 2021, at the time and place and for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Share Owners accompanying this Proxy Statement. The Board has fixed the close of business on September 10, 2021, for determining our Share Owners entitled to notice of and to vote at the meeting and any adjournments thereof. Only Share Owners of record at the close of business on that date will be entitled to vote. As of September 10, 2021, there were 25,100,911 shares outstanding, each share entitled to one vote.
We are pleased to be furnishing our proxy materials to our Share Owners via the Internet under the e-proxy rules adopted by the SEC. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. As a result, on or about September 28, 2021, we mailed many of our Share Owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2021 Annual Report to Share Owners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2021 (our “2021 Annual Report”). The Notice contains instructions on how to access those documents and vote online. The Notice also contains instructions on how each of those Share Owners can request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report, and a proxy card. All Share Owners who have not previously requested electronic delivery will receive a paper copy of the proxy materials by mail. Printed sets of proxy materials include a proxy, being solicited on behalf of the Board, along with a return envelope that requires no postage if mailed in the United States.
This Proxy Statement, the form of the proxy card, and voting instructions are being made available to Share Owners on or about September 28, 2021, at www.proxyvote.com. Our 2021 Annual Report is being made available at the same time and by the same method. The 2021 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Share Owners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, to our Secretary at Kimball Electronics, Inc., 1205 Kimball Blvd., Jasper, Indiana 47546.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Share Owners. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Share Owners who share an address, unless we received contrary instructions from the impacted Share Owners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Share Owners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Share Owner sharing an address with another Share Owner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge at the above phone number or address.
Any of our Share Owners who properly deliver a proxy may revoke their proxy at any time prior to the voting thereof by either filing a written revocation with the Secretary of the Company, submitting another properly delivered proxy by telephone, via the Internet, or by mail with a later date, requesting the return of the proxy from the Secretary prior to the vote, or attending the meeting and voting in person, although attendance at the meeting will not by itself revoke a previously granted proxy.
We bear the entire cost of soliciting proxies. In addition to the use of the mails, we may solicit proxies by personal interview, telephone, and electronic mail using our directors, officers, and employees without providing them extra compensation. We will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy material to beneficial owners.

Voting Information
The presence of a quorum requires that a majority of outstanding shares of Common Stock be present at the meeting by proxy or in person. Withholding authority, abstentions, and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Under current regulations, banks and brokers are not permitted to vote uninstructed shares on certain items (for example, in the election of directors) on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the selection of our independent registered public accounting firm.
If you are a Share Owner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” the ratification of the selection of the Company’s independent registered public accounting firm, and “FOR” the advisory proposal approving the compensation paid to our Named Executive Officers. Shares held by participants in the Company’s retirement plan will be voted in accordance with the participant’s direction in his or her proxy unless such proxy is not timely received, in which case the trustee of the retirement plan will vote the shares in the same proportion as the shares for which the trustee received timely participant direction.
With a quorum present at the meeting and assuming the nomination of the directors is uncontested, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected by unvoted shares, shares that are withheld, and broker non-votes.
The proposal to ratify the selection of our independent registered public accounting firm for fiscal year 2022 will be ratified and approved if the number of shares of Common Stock voted “FOR” the proposal represents a majority of the total shares cast on the proposal. Abstentions will have no effect on this proposal.
The other proposal to approve (by a non-binding, advisory vote) the compensation paid to the Company’s Named Executive Officers as described in this proxy statement, will be ratified and approved if the number of shares of Common Stock voted “FOR” the proposal represents a majority of the total shares cast on the proposal. Abstentions and Broker non-votes will have no effect on these proposals.
If you are a registered Share Owner, you can simplify your voting and save us additional expense by voting via telephone or the Internet. Instructions explaining how to vote by telephone, or the Internet are provided on the Notice and the proxy card. These documents include a control number to verify your identity, allowing you to access online proxy materials, vote your shares, and confirm that the voting instructions have been recorded properly. If you vote via telephone or the Internet, please do not return a signed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote via telephone or the Internet by following the instructions on the Notice or proxy form you receive from your bank or broker.
The Board of Directors knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.

PERSONAL ATTENDANCE AT THE ANNUAL MEETING OF SHARE OWNERS
PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:

A.	PRESENTATION OF A PHOTO IDENTIFICATION, AND

B.	YOUR NAME MUST BE ON OUR SHARE OWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF SEPTEMBER 10, 2021 MUST BE PRESENTED.
DIRECTIONS TO THE ANNUAL MEETING OF SHARE OWNERS
From Evansville, Indiana (via I-64 East) or from Louisville, Kentucky (via I-64 West):
Take exit 57B (US-231 North).
Go North on US-231 approximately 13 miles.
Turn left onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South for approximately 47 miles.
Continue on I-69 South for approximately 27 miles.
Take exit 87 toward US-231 South to Loogootee for approximately 17 miles.
Follow US-231 south through Jasper for approximately 20 miles.
Turn right onto 12th Avenue.
Turn left onto Kimball Blvd. and the Kimball Electronics Headquarters will be on your right.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial holders of such shares. The total number of our shares listed in the table for all executive officers and directors as a group is 1,084,468 shares of Common Stock (4.35% of the outstanding), as of the date noted below.
Set forth in the following table are the beneficial holdings, as of August 20, 2021, of the Company’s Common Stock on the basis described above for: (i) each person known to us who may be deemed to beneficially own more than 5% of our outstanding shares; (ii) each director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing elsewhere in this Proxy Statement; and (iv) all directors and executive officers as a group:

Name	Shares Beneficially Owned(a)(b)		Percent of Outstanding Shares
Holders of more than 5% of the Outstanding Shares
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,084,046	(e)	8.35%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	1,857,571	(f)	7.44%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,326,055	(g)	5.31%
Directors and Named Executive Officers:
Donald D. Charron	522,049	(c)	2.09%
Michele A. M. Holcomb	—	(h)	(d)
Robert J. Phillippy	—	(h)	(d)
Holly A. Van Deursen	7,993		(d)
Colleen C. Repplier	11,085	(h)	(d)
Gregory J. Lampert	14,696	(h)	(d)
Gregory A. Thaxton	—	(h)	(d)
John H. Kahle	174,926	(c)	(d)
Steven T. Korn	102,132	(c)	(d)
Michael K. Sergesketter	105,608	(c), (i)	(d)
Christopher J. Thyen	147,880	(c)	(d)
All executive officers and directors as a Group (16 persons)	1,084,468	(c), (i)	4.35%
(a)Based on information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC). On August 20, 2021, there were outstanding 24,957,061 shares of Common Stock.
(b)The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.
(c)Shares include performance shares and RSUs which are receivable as of August 20, 2021, as follows: Donald D. Charron 69,137 shares; John H. Kahle 9,731 shares; Steven T. Korn 15,740 shares; Michael K. Sergesketter 12,028 shares; Christopher J. Thyen 11,275 shares; and all executive officers, as a group 142,649 shares. These share amounts have not been reduced by the following shares withheld to satisfy tax withholding obligations upon their vesting on August 24, 2021: Donald D. Charron 26,253 shares; John H. Kahle 2,801 shares; Steven T. Korn 4,530 shares; Michael K. Sergesketter 3,462 shares; and Christopher J. Thyen 3,245 shares. The percentage of shares owned by each person, or group, is determined by including in the number of shares outstanding those performance shares issuable to such person or group as of August 20, 2021.
(d)Totals are under one percent of the outstanding shares.
(e)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on February 12, 2021, indicating beneficial ownership as of December 31, 2020. The Share Owner reports that it has the sole power to vote or direct the vote of 2,005,719 shares and the sole power to dispose or direct the disposition of 2,084,046 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts, and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the Company’s shares held by the Funds. However, all of the Company’s shares reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(f)This information is derived from the Schedule 13G/A filed by such Share Owner with the SEC on January 29, 2021, indicating beneficial ownership as of December 31, 2020. The Share Owner reports that it has the sole power to vote or direct the vote of 1,814,273 shares and the sole power to dispose or direct the disposition of 1,857,571 shares but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Company’s shares and that no one person’s interest in the Company’s shares is more than 5% of the total outstanding shares of the Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Life Limited, and BlackRock Fund Managers Ltd..

(g)This information is derived from the Schedule 13G filed by such Share Owner with the SEC on February 10, 2021, indicating beneficial ownership as of December 31, 2020. The Share Owner reports that it has the sole power to vote or direct the vote of 0 shares, the shared power to vote or direct the vote of 22,634 shares, the shared power to dispose or direct the disposition of 42,298 shares, and the sole power to dispose or direct the disposition of 1,283,757 shares and is an investment advisor. The Vanguard Group reports that the following of its subsidiaries acquired the shares: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited.
(h)Shares do not include phantom stock units. Each phantom stock unit is equivalent of one share of common stock. Such units of phantom stock were acquired under the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan. Phantom stock units granted as of August 20, 2021: Colleen C. Repplier 40,569 units; Gregory J. Lampert 36,985 units; Gregory A. Thaxton 15,140 units; Robert J. Phillippy 25,259 units; and Michele A. M. Holcomb 7,992 units.
(i)Michael K. Sergesketter retired from the Company on June 30, 2021. On July 1, 2021, Jana T. Croom, who previously held the title of Vice President, Finance of the Company, succeeded Mr. Sergesketter as Vice President, Chief Financial Officer. Shares that Ms. Croom beneficially owns are included in the total shares beneficially owned by all executive officers and directors as a group as of August 20, 2021. Shares that Mr. Sergesketter held are not included in this total, as he was not an executive officer or director of the Company as of August 20, 2021.
Share Ownership Guidelines
The Compensation and Governance Committee has established Share Ownership Guidelines for our directors, CEO, and executives reporting directly to the CEO. The Share Ownership Guidelines embody our Board’s belief that our senior leaders should maintain a significant personal financial stake in Kimball Electronics to promote overall corporate responsibility, encourage decisions focused on a long-term view, and serve the best interests of our Share Owners in creating long-term value through the value of our shares. In addition, the policy helps align Board, executive, and Share Owner interests, which reduces incentives for excessive short-term risk taking.
The Committee made significant revisions to the Guidelines during fiscal year 2021, which included increasing in the CEO multiple from five to six times base salary, expanding the definition of share ownership, adding a target for ownership attainment, and strengthened retention requirements absent a hardship. Under the revised Guidelines, each covered director or executive is required to maintain ownership of shares of our common stock equal to either three times base salary (for directors and executives reporting directly to the CEO) or six times base salary (for the CEO). Each covered executive must retain 100% of all net shares (post-tax) that vest until achieving their minimum share ownership requirement. Leaders have a reasonable time from their appointment (in the judgment of the Compensation & Governance Committee) to attain their share ownership requirements with a target of no longer than five years for the CEO and seven years for other senior leaders.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires that Company directors, executive officers, and greater-than-ten-percent Share Owners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of Common Stock of the Company. Based solely on its review of such forms received by the Company and written representation from the directors and executive officers that no other reports were required, the Company is unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended June 30, 2021.

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball Electronics, Inc. (the “Company”).
Process
The independent registered public accounting firm of Kimball Electronics, Inc. reports to and is engaged by the Audit Committee of the Company. The service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 00 00 52 01 37 _1 R 1. 0. 0. 17 7 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Donald D. Charron 02 Colleen C. Repplier 03 Gregory J. Lampert KIMBALL ELECTRONICS, INC. 1205 KIMBALL BLVD. JASPER, IN 47546 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/08/2021 for shares held directly and by 11:59 P.M. ET on 11/04/2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/08/2021 for shares held directly and by 11:59 P.M. ET on 11/04/2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the selection of Deloitte and Touche LLP as the Company's independent registered public accounting firm for the fiscal year 2022. 3 To approve, by a non-binding, advisory vote, the compensation paid to the Company's Named Executive Officers. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 52 01 37 _2 R 1. 0. 0. 17 7 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com KIMBALL ELECTRONICS, INC. Annual Meeting of Share Owners November 9, 2021 9:00 AM This proxy is solicited by the Board of Directors The Share Owner hereby appoints Donald D. Charron as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of KIMBALL ELECTRONICS, INC. that the Share Owner is entitled to vote at the Annual Meeting of Share Owners to be held at 09:00 AM EST on 11/09/2021, at the Kimball Electronics Headquarters, 1205 Kimball Blvd., Jasper, IN 47546, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side